EXHIBIT 10.1

SECURITIES PURCHASE AGREEMENT

by and between

SECURITY CAPITAL CORPORATION

and

J.H. WHITNEY MEZZANINE FUND, L.P.

Dated as of January 14, 2004

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS

1.01	Definitions
1.02	Accounting Terms; Financial Statements
1.03	Knowledge of the Company

ARTICLE 2 PURCHASE AND SALE OF THE NOTE

2.01	Purchase and Sale of the Note
2.02	Fees
2.03	Closing

ARTICLE 3 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER TO PURCHASE THE NOTE

3.01	Representations and Warranties
3.02	Compliance with This Agreement
3.03	Secretary’s Certificates
3.04	Purchase of Note Permitted by Applicable Laws
3.05	Opinion of Counsel
3.06	Approval of Counsel to the Purchaser
3.07	Consents and Approvals
3.08	No Material Judgment or Order
3.09	Pro Forma Balance Sheet
3.10	Good Standing Certificates
3.11	No Litigation
3.12	Senior Loan Documents
3.13	Solvency Certificate
3.14	Cash Collateral Agreement
3.15	Documents
3.16	Financial Condition

ARTICLE 4 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY TO ISSUE AND SELL THE NOTE

4.01	Representations and Warranties
4.02	Compliance with this Agreement

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

5.01	Corporate Existence and Power
5.02	Authorization; No Contravention
5.03	Governmental Authorization; Third Party Consents

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5.04	Binding Effect
5.05	No Legal Bar
5.06	Litigation
5.07	No Default or Breach
5.08	Title to Properties
5.09	Use of Real Property
5.10	Taxes
5.11	SEC Reports; Financial Condition
5.12	Operating Company
5.13	Disclosure
5.14	Absence of Certain Changes or Events
5.15	Environmental Matters
5.16	Investment Company/Government Regulations
5.17	Subsidiaries
5.18	Private Offering
5.19	Broker’s, Finder’s or Similar Fees
5.20	Labor Relations
5.21	Employee Benefit Plans
5.22	Patents, Trademarks, Etc
5.23	Potential Conflicts of Interest
5.24	Trade Relations
5.25	Outstanding Borrowings
5.26	Material Contracts
5.27	Insurance
5.28	Products Liability.
5.29	Solvency
5.30	Other Documents
5.31	Payments
5.32	No Restrictions on Subsidiary Distributions to the Company

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

6.01	Authorization; No Contravention
6.02	Binding Effect
6.03	No Legal Bar
6.04	Purchase for Own Account
6.05	Corporate Existence and Power
6.06	Broker’s, Finder’s or Similar Fees
6.07	Governmental Authorization; Third Party Consent

ARTICLE 7 INDEMNIFICATION

7.01	Indemnification
7.02	Procedure; Notification

ARTICLE 8 AFFIRMATIVE COVENANTS

8.01	Financial Statements and Other Information
8.02	Preservation of Corporate Existence
8.03	Payment of Obligations
8.04	Compliance with Laws
8.05	Environmental Laws
8.06	Inspection
8.07	Payment of Note
8.08	Maintenance of Properties; Insurance
8.09	Books and Records
8.10	Board Nominees; Management Rights
8.11	Use of Proceeds
8.12	Guaranties; Liquidation of Non-Group Members
8.13	Minimum Cash Balance

ARTICLE 9 NEGATIVE COVENANTS

9.01	Fundamental Changes; Consolidations, Mergers and Acquisitions
9.02	Transactions with Affiliates
9.03	No Inconsistent Agreements
9.04A	Limitation on Indebtedness of Group Members
9.05	Limitation on Liens
9.06	Dispositions of Assets
9.07	Limitations on Restricted Payments
9.08	Financial Covenants
9.09	Employee Benefit Plans
9.10	Limitation on Business of the Company
9.11A	Investments
9.12	Contingent Obligations
9.13	Management Fees and Compensation
9.14	Fiscal Year
9.15	Press Release; Public Offering Materials
9.16	Subsidiaries
9.17	No Negative Pledges
9.18	No Restrictions on Subsidiary Distributions to the Company
9.19	Modification of Senior Loan Agreements
9.20	Limitations on Layering
9.21	Sale Leasebacks
9.22	Hedging Agreements
9.23	Independent Directors

ARTICLE 10 PREPAYMENT

10.01	Optional Prepayment
10.02	Mandatory Prepayment

ARTICLE 11 MISCELLANEOUS

11.01	Survival of Representations and Warranties
11.02	Notices
11.03	Successors and Assigns
11.04	Amendment and Waiver
11.05	Signatures; Counterparts
11.06	Headings
11.07	GOVERNING LAW
11.08	JURISDICTION, JURY TRIAL WAIVER, ETC.
11.09	Severability
11.10	Rules of Construction
11.11	Entire Agreement
11.12	Certain Expenses
11.13	Publicity
11.14	Further Assurances
11.15	No Strict Construction
11.16	Tax Forms
11.17	Confidentiality

Schedule 5.01	Jurisdictions of Qualification

Schedule 5.06	Litigation

Schedule 5.09	Real Property

Schedule 5.11(c)	PD Holdings or Pumpkin Group Investments and Contingent Obligations

Schedule 5.14	Certain Events

Schedule 5.15	Environmental Matters

Schedule 5.17	Subsidiaries

Schedule 5.19	Broker’s, Finder’s or Similar Fees

Schedule 5.20	Labor Relations

Schedule 5.21	Employee Benefit Plans

Schedule 5.22	Patents, Trademarks, etc.

Schedule 5.23	Potential Conflicts of Interest

Schedule 5.24	Trade Relations

Schedule 5.25	Outstanding Borrowings

Schedule 5.26	Material Contracts

Schedule 5.27	Insurance

Schedule 5.28	Products Liability

Schedule 5.31	Payments

Schedule 9.02	Affiliate Transactions

Schedule 9.04	Permitted Indebtedness

Schedule 9.12	Contingent Obligations

Exhibit A	Form of Cash Collateral Agreement

Exhibit B	Form of Guaranty

Exhibit C	Form of Note

Exhibit D	Form of Compliance Certificate

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SECURITIES PURCHASE AGREEMENT

AGREEMENT, dated as of January 14, 2004, by and between SECURITY CAPITAL CORPORATION, a Delaware corporation (the “Company”), and J.H. WHITNEY MEZZANINE FUND, L.P., a Delaware limited partnership (“WMF”).

RECITAL

A.                                   Several of the Company’s subsidiaries are parties to the following credit agreements (as the same may be amended subject to Section 9.19 hereof, the “Senior Loan Agreements”):  (i) the Loan Agreement, dated as of April 5, 2002, among Primrose School Franchising Company, a Georgia corporation, as borrower, Primrose Holdings, Inc., a Delaware corporation (“Primrose”), and the Company, as guarantors, and Bank One, N.A., a national banking association, as amended by the First Amendment thereto dated as of December 31, 2002 and by the Second Amendment thereto dated as of September 30, 2003 and (ii) the Amended and Restated Loan Agreement, dated October 3, 2003, among WC Holdings, Inc. (as successor in interest to Health Power, Inc.), a Delaware corporation (“WC Holdings”), certain of WC Holdings’ subsidiaries, and Bank One, N.A.; and

B.                                     The Company wishes to sell to WMF, and WMF wishes to purchase from the Company, a senior subordinated promissory note (the “Note”), due September 30, 2008, in the principal amount of $30,000,000, upon the terms and subject to the conditions herein set forth; and

C.                                     The Company is planning to use the proceeds of the Note to finance all or a portion of (i) a recapitalization, (ii) repurchases of certain outstanding capital stock or (iii) other transactions (such as the issuance of special dividends, future acquisitions, or the buyback of Capital Stock of Subsidiaries) of a nature and on terms acceptable to each of the Purchasers as determined in their sole discretion (any such transaction or series of related transactions, the “Transaction”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.01                        Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Advisory Services Agreement” means the Advisory Services Agreement between the Company and Capital Partners dated as of January 1, 2003, as amended from time to time to the extent permitted by this Agreement.

“Affiliate” shall mean with respect to any Person (the “Initial Person”) (a) any Person directly or indirectly controlling, controlled by, or under common control with, the Initial Person, (b) any Person directly or indirectly owning or holding 10% or more of any equity interest in the Initial Person, (c) any Person 10% or more of whose voting stock or other equity interests is directly or indirectly owned or held by the Initial Person, (d) any executive officer or director of the Initial Person, (e) any spouse, former spouse, family member, heir, executor, administrator, testamentary trustee, legatee or beneficiary of any such executive officer or director, or (f) any trust, the beneficiaries of which, or any corporation or partnership or limited liability company, the stockholders, general or limited partners or members of which, include any such executive officer or director or any of the persons listed in clause (e) hereof.  For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and under “common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Without limitation, each of Capital Partners, any Affiliate of Capital Partners, any director or executive officer of the Group that is an employee of Capital Partners, Mr. Brian D. Fitzgerald, any member of Mr. Fitzgerald’s family, and any trusts established on behalf of Mr. Fitzgerald and/or any of his family members are Affiliates of the Company.

“Affiliated Group” shall have the meaning set forth in Section 1504(a) of the Code.

“Agreement” shall mean this Agreement, including the exhibits and schedules attached hereto, as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Amount of Unfunded Benefit Liabilities” has the meaning set forth in Section 4001(a)(18) of ERISA.

“Asset Disposition” shall mean the disposition, whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise of any of the following:  (a) any of the Capital Stock in the Company or any of its Subsidiaries (including by way of issuance of additional Capital Stock of a Subsidiary), or (b) all or any material portion of the assets of the Company or any of its Subsidiaries other than sales of inventory in the ordinary course of business.

“Audited Financial Statements” shall have the meaning set forth in Section 5.11(b).

“Bankruptcy Code” shall mean Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time.

“Bankruptcy Proceeding” means the chapter 11 case commenced on October 22, 2003 by Possible Dreams, identified as bankruptcy case number 03-18818 pending in the bankruptcy court for the District of Massachusetts.

“Board of Directors” means, with respect to any Person, the board of directors (or any similar governing body) of such Person, or unless the context otherwise requires, any authorized committee of the board of directors (or such body) of such Person.  Unless otherwise specified, “Board of Directors” means the Board of Directors of the Company.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

“By-laws” shall mean, unless the context in which such term is used otherwise requires, the By-laws of the Company or any of its Subsidiaries as in effect on the Closing Date.

“Capital Expenditures” means all payments due (whether or not paid during any fiscal period) in respect of the cost of any fixed asset or improvement, or replacement, substitution, or addition thereto, which has a useful life of more than one year, including, without limitation, those costs arising in connection with the direct or indirect acquisition of such asset by way of increased product or service charges or offset items or in connection with a Capital Lease, in each case in accordance with GAAP.

“Capital Lease” means, with respect to the Company, any lease of any property that is or should, in accordance with GAAP, be classified and accounted for as a capital lease on a balance sheet of the Company.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any Capital Lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, and for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.  The determination of Capital Lease Obligations at the relevant time of determination with respect to the Company and its Subsidiaries shall be made on a consolidated basis in accordance with GAAP.

“Capital Partners” means each of Capital Partners, Inc., a Connecticut corporation, CP Acquisition, L.P. No. 1, a Delaware limited partnership, FGS Partners, L.P., a Connecticut limited partnership, FGS Inc., a Delaware corporation, Mr. Brian D. Fitzgerald, Mr. A. George Gebauer and Mr. William R. Schlueter, provided that Mr. Gebauer and Mr. Schlueter shall only be included within the definition of “Capital Partners” so long as they are employees of Capital Partners, Inc..

“Capital Stock” shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of Capital Stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash” shall mean the currency of the United States of America.

“Cash Collateral Pledge Agreement” shall mean the Cash Collateral Pledge Agreement, dated the date hereof, among the Company, WMF and U.S. Bank, National

Association., as Collateral Agent, substantially in the form of Exhibit A hereto, as amended from time to time.

“Cash Equivalents” shall mean:  (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof; (ii) commercial paper maturing no more than 1 year from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s rating service or a least P-1 from Moody’s Investors Service, Inc., (iii) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000; (iv) time or demand deposits maturing no more than 30 days from the date of creation thereof with commercial banks having membership in the Federal Deposit Insurance Corporation in amounts not exceeding the lesser of $100,000 or the maximum amount of insurance applicable to the aggregate amount of the Company’s and its Subsidiaries’ deposits at such institution; and (v) deposits or investments in money market mutual funds offered or sponsored by brokerage or other companies having membership in the Securities Investor Protection Corporation in amounts not exceeding the lesser of $100,000 or the maximum amount of insurance applicable to the aggregate amount of the Company’s and its Subsidiaries’ deposits at such institution.

“CERCLA” has the meaning set forth in the definition of “Environmental Laws” below.

“Certificate of Incorporation” shall mean, unless the context in which it is used shall otherwise require, the Certificate of Incorporation of the Company as in effect on the Closing Date.

“Change of Control” means (a) the failure of the Permitted Holders to maintain beneficial ownership, directly or indirectly, of Capital Stock of the Company representing at least (i) 51% percent of the combined voting power of all Capital Stock ordinarily entitled to vote in elections for the Board of Directors of the Company and (ii) 51% percent of the economic interests of the Company, whether as a result of a merger or consolidation or otherwise, (b) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors at the beginning of such period, without the election or nomination for election of such replacements having been approved by a vote of at least a majority of the Board of Directors then still in office who either were members of such Board of Directors at the beginning of such period or whose election or nomination as a member of such Board of Directors was previously so approved, (c) the failure of the Permitted Holders to maintain voting control of the Board of Directors of the Company, whether as a result of a merger or consolidation or otherwise, or (d) the sale or other disposition of all or substantially all of the assets of the Company.  As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Commission promulgated under the Securities Exchange Act of 1934, provided that any Permitted Holder who shares voting power or investment power over Capital Stock with another Person (other than a Permitted Holder) shall not be considered to have beneficial ownership of such Capital Stock.

“Closing” shall have the meaning set forth in Section 2.03.

“Closing Date” shall have the meaning set forth in Section 2.03.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Company” shall have the meaning set forth in the introductory paragraph hereto.

“Compliance Certificate” shall have the meaning given in Section 8.01(c).

“Contingent Obligation” as applied to any Person, shall mean any direct or indirect liability, contingent or otherwise, of that Person:  (i) with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; or (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates.  Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (c) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Contractual Obligations” shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument, undertaking, contract, indenture, mortgage, deed of trust or other arrangement (whether in writing or otherwise) to which such Person is a party or by which it or any of such Person’s property is bound.

“Credit Parties” means the Company and the Subsidiary Guarantors.

“Default” means any event or condition that, with the giving of notice or the lapse of time, would, unless cured or waived, be an Event of Default.

“Director” shall mean a member of the Board of Directors of a Person.  Unless the context otherwise requires, “Director” means a Director of the Company.

“EBITDA” means, with respect to any fiscal period of Company and the other Group Members, the net income of Company and the other Group Members after provision for income taxes for such fiscal period, as determined in accordance with GAAP on a consolidated basis and reported on the Financial Statements for such period, excluding any and all of the following included in such net income:  (a) gain or loss arising from the sale or other disposal of any capital assets; (b) gain or loss arising from any write-up or write-down in the book value of any asset; (c) earnings or losses of any corporation or other Person, substantially all the assets of which have been acquired by any Group Member in any manner, to the extent realized by such other corporation or Person prior to the date of acquisition; (d) earnings or losses of any business entity (other than Subsidiaries that are Group Members) in which any Group Member has an ownership interest, including earnings or loss of the P.D. Holdings Group or Pumpkin Group, except to the extent such earnings are actually received by any Group Member in the form of cash distributions; (e) earnings or losses of any Person to which assets of any Group Member shall have been sold, transferred or disposed of, or into which any Group Member shall have been merged, or which has been a party with any Group Member to any consolidation or other form of reorganization, prior to the date of such transaction; (f) gain arising from the acquisition of debt or equity securities of any Group Member  or from cancellation or forgiveness of Indebtedness; (g) gain or loss arising from extraordinary items, as determined in accordance with GAAP; (h) the sum of the provisions for income tax, interest expense, depreciation and amortization expense; (i) management fees permitted to be paid pursuant to Section 9.13(c); (j) expenses of the issuance of the Note or attributable to the Transaction; (k) after the first Release Date, the positive net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or regulation applicable to that Subsidiary or the holders of its Capital Stock (1) a charge not to exceed $1.9 million related to deferred compensation payments to management of WC Holdings during the fourth quarter of 2003; and (m) other exclusions mutually agreed upon from time to time in writing between the Company and the Required Purchasers.  For purposes of any Rolling Period ending on or before September 30, 2004, EBITDA shall be calculated giving pro forma effect to the acquisition of Octagon Risk Services, Inc. as of the first day of such period, provided that such pro forma calculations shall be made in a manner complying with Regulation S-X under the Securities Act.

“Eligible Assignee” means (a) any Purchaser, any Affiliate of any Purchaser and, with respect to any Purchaser that is an investment fund, any other investment fund that is managed or advised by the same investment advisor as such Purchaser or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1993) which extends credit or buys loans or mezzanine investments as one of its businesses (including insurance companies, mutual funds, hedge funds, lease financing companies and commercial finance companies) and which is capable of becoming a Purchaser without the imposition on the Company or any Subsidiary Guarantor of any withholding or similar taxes; provided that (a) no competitor of the Company or any of its Affiliates, or any Affiliate of any such competitor shall be an Eligible Assignee and (b) in the case of any transfer of a Note to a “vulture” investor, as reasonably determined by the transferring Purchaser, such investor shall only constitute an Eligible Assignee if Purchaser shall have offered its Note to

Capital Partners at a price equal to the price offered by the investor and Capital Partners shall not have accepted such offer within 7 Business Days and consummated the purchase within 5 Business Days thereafter.

“Employee Benefit Plan” shall mean any material Plan, Pension Plan, Foreign Pension Plan, Welfare Plan, bonus, incentive, change of control, plant closing, severance, termination, deferred compensation, employee stock ownership, employee stock purchase, stock option, stock appreciation, restricted stock or other equity-based compensation, loan or loan forgiveness, or other employee benefit plan or arrangement, other than a Multiemployer Plan, whether or not funded, in which any current or former employees, directors or other personnel of the Company or any Subsidiary participates, from which any such persons may derive a benefit, or with respect to which the Company or any Subsidiary has any obligation or personal liability.

“Environmental Laws” shall mean any past, present or future federal, state, territorial, provincial, foreign or local law, common law doctrine, rule, order, decree, judgment, injunction, license, permit or regulation relating to pollution or protection of human health and the environment (including ambient air, land surface or subsurface strata, surface water or ground water) including laws and regulations relating to emissions, discharges, releases or threatened releases of any Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, discharge or handling of any Hazardous Materials.  “Environmental Laws” include the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. 9601 et seq.) (“CERCLA”), the Hazardous Material Transportation Act (49 U.S.C. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.) (“RCRA”), the Federal Water Pollution Control Act (33 U.S.C. 1251 et seq.), the Clean Air Act (42 U.S.C. 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), and the Occupational Safety and Health Act (29 U.S.C. 651 et seq.), as such laws have been, or are, amended, modified or supplemented heretofore or from time to time hereafter and any analogous future federal, or present or future state or local laws, statutes and regulations promulgated thereunder.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Company would be deemed to be a single employer within the meaning of Section 414(b) or (c) of the Code, and for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977, 4980D, 4980E and/or each “applicable section” under Section 414(t)(2) of the Code, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Event of Default” shall have the meaning set forth in the Note.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Financial Statements” shall mean the Audited Financial Statements and the Unaudited Financial Statements.

“Fiscal Year” means the fiscal year of the Company ending on December 31.

“Fixed Charge Coverage Ratio” means, for any fiscal period, the ratio of (a) EBITDA for such fiscal period to (b) the sum of (i) cash interest expense of the Group for such fiscal period (including fees paid in cash incurred in connection with the Indebtedness of the Group), (ii) taxes of the Group paid in cash during such fiscal period and taxes with respect to which the Group is obligated to pay during such fiscal period, (iii) Capital Expenditures of the Group paid in cash during such fiscal period, (iv) scheduled principal payments of Indebtedness of the Group due during such fiscal period, (v) to the extent not deducted in the determination of EBITDA for such fiscal period, cash payments made by the Group with respect to underfunded pension liabilities or restructuring costs, (vi) fees referred to in Section 9.13(c) or (d) paid in cash during such fiscal period and (vii) Restricted Payments permitted to be paid pursuant to Section 9.07(a), provided that such sum shall be subject to adjustments mutually agreed upon from time to time in writing between the Company and the Required Purchasers.

“Foreign Pension Plan” means any plan, fund, or similar program, other than social security or social insurance, established or maintained outside the United States of America by the Company or any of its Subsidiaries primarily for the benefit of employees of the Company or any of its Subsidiaries residing outside the United States of America, which plan, fund, or similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which is not subject to ERISA or the Code.

“GAAP” shall mean generally accepted accounting principles in effect within the United States, consistently applied, subject however, in the case of determination of compliance with the financial covenants set out in Section 9.08, to the provisions of Section 1.02.

“Governmental Approvals” means all authorizations, consents, permits, approvals, licenses, exemptions and other qualifications of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” shall mean the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, regulation or compliance, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Group” means the Company and its Subsidiaries other than the P.D. Holdings Group and the Pumpkin Group.

“Group Member” means any Person that is part of the Group.

“Guaranty” shall mean an unconditional guaranty of the Company’s obligations under the Note and this Agreement, substantially in the form attached hereto as Exhibit B, in favor of the Purchaser and its successors and assigns, as amended, from time to time.

“Hazardous Materials” shall mean any chemicals, pollutants, contaminants, wastes or toxic substances, including pesticides, radioactive substances, solid or hazardous wastes, special, dangerous or toxic wastes, hazardous or toxic substances, chemicals or materials regulated, listed, referred to, limited or prohibited under any Environmental Law, including without limitation:  (i) asbestos, asbestos-containing material, polychlorinated biphenyls (PCBs), urea formaldehyde or gasoline or any other petroleum product or byproduct; (ii) any “hazardous substance” as defined under CERCLA or any Environmental Law or (iii) any hazardous waste defined under RCRA or any Environmental Law.

“Holding Company” shall mean, as to any Person, a corporation having ordinary voting power, by the direct or indirect ownership of Capital Stock of such Person (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) or otherwise, to elect a majority of the Board of Directors of such Person, or otherwise having control, directly or indirectly, of the management of such Person.

“Indebtedness” shall mean as to any Person (a) all obligations of such Person for borrowed money (including unfunded credit commitments), (b) all indebtedness, obligations or liability of such Person (whether or not evidenced by notes, bonds, debentures or similar instruments) whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several, that should be classified as liabilities in accordance with GAAP, including, any items so classified on a balance sheet and any reimbursement obligations in respect of letters of credit,  surety bonds or obligations in respect of bankers acceptances, whether or not matured, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease Obligations of such Person, (g) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (f) above) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the other assets of that Person, and (h) any Contingent Obligation of such Person.  The determination of the amount of the Indebtedness at the relevant time of determination with respect to the Company and its Subsidiaries shall be made on a consolidated basis in accordance with GAAP.

“Intercreditor Agreement” means any Intercreditor Agreement entered into after the Closing Date pursuant to Section 8.12.

“Interest Coverage Ratio” means, for any fiscal period, the ratio of (a) EBITDA for such fiscal period to (b) cash interest expense of the Group (including fees paid in cash incurred in connection with the Indebtedness of the Group).

“Investment” shall mean (i) any direct or indirect purchase or other acquisition by the Company or any of its Subsidiaries of any beneficial interest in, including Capital Stock of, any other Person (other than a Person that prior to the relevant purchase or acquisition was a Subsidiary of the Company), or (ii) any direct or indirect loan, advance or capital contribution by the Company or any of its Subsidiaries to any other Person (other than a Subsidiary of the Company), including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Investment Documents” shall mean, collectively, this Agreement, the Note, the Cash Collateral Pledge Agreement, and after the first Release Date, the Guaranties and the Intercreditor Agreements.

“IRS” means the Internal Revenue Service of the United States or any successor thereto.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, claim, restriction or preference, priority, right or other security interest or any other security agreement or preferential arrangement of any kind or nature whatsoever (excluding preferred stock and equity related preferences) including, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease Obligation, or any financing lease having substantially the same economic effect as any of the foregoing.

“Material Adverse Effect” shall mean a material adverse effect on (a) the assets, business, results of operations, property or condition (financial or otherwise) of the Company and the other Group Members taken as a whole, (b) the ability of any of the Company and the other Group Members to perform its obligations when such obligations are required to be performed, under this Agreement, the Note or any other Investment Document, or (c) the enforceability of this Agreement, the Note or any other Investment Documents or the material rights and remedies of the Purchaser of the Note hereunder or thereunder.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

“Multiple Employer Plan” shall mean any Plan (i) as to which the Company or any ERISA Affiliate and at least one other person (as defined in Section 3(9) of ERISA) other than the Company and any ERISA Affiliate are making or accruing an obligation to make contributions, or (ii) in respect of which the Company or any ERISA Affiliate could have liability under Section 4063, 4064 or 4069 of ERISA if such plan has been or were to be terminated or if the Company or any ERISA Affiliate has withdrawn or withdraws therefrom.

“Net Proceeds” of any Asset Disposition means cash proceeds received by the Company or any of its Subsidiaries from any Asset Disposition (including insurance proceeds, awards of condemnation, and payments under notes or other debt securities received in connection with any Asset Disposition), net of (x) the costs of such sale, lease, transfer or other disposition (including Taxes attributable to such sale, lease or transfer and reasonable brokerage commissions and other fees and expenses  (including, reasonable fees, charges and disbursements of counsel and accountants, printing expenses, filing fees and reasonable fees and expenses of investment bankers)), and (y) amounts applied to repayment of Indebtedness secured by a Lien on the asset or property disposed.

“Note” shall mean the senior subordinated promissory note in the principal amount of $30,000,000 referred to in Recital B hereof, which note is substantially in the form attached hereto as Exhibit C.  “Note” shall also include any such note issued upon transfer, in whole or in part, of the note initially issued on the Closing Date.

“Outstanding Borrowings” shall mean all Indebtedness of the Company and its Subsidiaries for money borrowed (including letters of credit for which the Company is the account party) that is outstanding at the relevant time of determination.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002(a) of ERISA.

“P.D. Holdings” shall mean P.D. Holdings, Inc., a Delaware corporation, or any successor thereto.

“P.D. Holdings Group” shall mean P.D. Holdings and its Subsidiaries.

“P.D. Holdings Group Disposition Date” means the first date on which (i) all of the Capital Stock of P.D. Holdings shall have been disposed of by the Company, and (ii) no Group Member has any Investment in, or is obligated on any Indebtedness to or has any Contingent Obligation in respect of any member of the P.D. Holdings Group.

“P.D. Holdings Group Member” means any Person part of the P.D. Holdings Group.

“Pension Plan” means any Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for employees of the Company or any ERISA Affiliate, (b) has at any time within the preceding six years been maintained for the employees of the Company or any ERISA Affiliate, or (c) with respect to which the Company or any ERISA Affiliate has any obligation or potential liability, whether under ERISA, an indemnity agreement or otherwise.

“Permitted Holders” means Capital Partners, any Person acting in the capacity of an underwriter or initial purchaser in connection with a public or private offering of the Company’s or any Holding Company’s Capital Stock, or any Permitted Transferee of any of the foregoing Persons.

“Permitted Transferee” means, with respect to any Person (1) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person; and (2) any investment fund or investment entity that is a Subsidiary of such Person or a Permitted Transferee of such Person pursuant to clause (1) or is managed by the same Person as that first Person, in each case to whom such Person has transferred the beneficial ownership of any Capital Stock of the Company or any Subsidiary.

“Person” shall mean any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Plan” shall mean, at any particular time, any “pension plan” (as defined in Section 3(2) of ERISA) or any employee benefit plan that would be a “pension plan” if covered by ERISA, under which the Company or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” (as defined in Section 3(5) of ERISA), or with respect to which the Company or any ERISA Affiliate has any obligation or potential liability, whether pursuant to ERISA, an indemnity agreement or otherwise.

“Possible Dreams” shall mean Possible Dreams, Ltd., a Delaware corporation.

“Primrose” has the meaning given to it in Recital A hereto.

“Pro Forma Balance Sheet” shall mean the pro forma consolidated balance sheet of the Company and its Subsidiaries delivered pursuant to Section 3.09.

“Prohibited Transaction” shall mean any transaction prohibited under Section 4975 of the Code or Section 406 or 407 of ERISA that is not exempt under Section 4975 of the Code, Section 408 of ERISA or an administrative exemption issued by the U.S. Department of Labor.

“Pumpkin Group” means Pumpkin Masters Holdings, Inc., a Delaware corporation, and its successors and Subsidiaries (including Pumpkin Ltd., a Delaware corporation).

“Purchaser” shall mean WMF or any Person or Persons to whom all or any part of the Note is transferred pursuant to Section 11.03 and the relevant provisions of the Note.  If the Note shall have been transferred in part, “Purchaser” or “any Purchaser” refers to each holder of a part of the Note individually unless the context clearly otherwise requires.

“Qualified Public Offering” shall mean the underwritten public offering on a primary basis by either the Company, any of the other Group Members or any of its Holding Companies of its Capital Stock pursuant to a registration statement (other than a registration statement on Form S-8 (or any registration statement on Form S-1 or S-3 relating solely to securities issued pursuant to an employee benefits plan) or S-4 or any successor form thereto) that has been filed under the Securities Act and declared effective by the Commission; provided, however, that for this purpose any offering under Rule 144A under the Securities Act or any similar rule or regulation promulgated under the Securities Act shall not be deemed to be a Qualified Public Offering.

“RCRA” has the meaning set forth in the definition of “Environmental Laws.”

“Real Property” means any real property owned or leased by the Company or any other Group Member, together with all improvements thereon to the extent owned by any applicable Group Member.

“Release Date” means a date on which all or a portion of the proceeds of the Note will be released from the cash collateral account established under the Cash Collateral Pledge Agreement.

“Release Date Documents” means (i) the Guaranties, (ii) amendments to the Senior Loan Documents, (iii) documents to be executed in connection with the Transaction, and (iv) all other documents to which any Group Member is a party that are contemplated to be executed and delivered after the Closing Date but prior to the first Release Date, as set forth in Section 19 of the Cash Collateral Pledge Agreement.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) or (c) of ERISA, other than those events (except the events listed in Section 4043(c)(5), (6) or (10)) as to which the thirty-day notice period is waived under PBGC Reg. § 4043.

“Required Purchasers” shall mean Purchasers who hold at least a majority in interest in the principal amount of the Note(s).

“Requirements of Law” shall mean, as to any Person, provisions of the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and each law, treaty, code, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“Restricted Payment” shall mean, in respect of any Person:  (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of such Person or any of its Subsidiaries now or hereafter outstanding, other than a dividend payable solely in shares of that class of Capital Stock to the holders of that class and the payment by any of the Company’s Subsidiaries of dividends or distributions to the Company or other Group Members; (ii) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of that Person or any of its Subsidiaries or of any Holding Company of such Person now or hereafter outstanding; (iii) any payment or prepayment of interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness subordinated to the Indebtedness existing pursuant to the Note and this Agreement; or (iv) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of such Person or any of its Subsidiaries now or hereafter outstanding.

“Rolling Period” means, as of any date, the most recent 4 consecutive fiscal quarters of the Company completed on or before such date.

“SEC Reports” with respect to any Person shall mean all forms, reports, statements and other documents (including exhibits, annexes, supplements and amendments to such documents) required to be filed by it, or sent or made available by it to its security holders, under the Exchange Act, the Securities Act, any national securities exchange or quotation system or comparable Governmental Authority since the date of such Person’s initial public offering.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Senior Creditor” means a holder of Senior Indebtedness.

“Senior Indebtedness” shall mean all Indebtedness of the Group currently outstanding or incurred in the future pursuant to the Senior Loan Documents.

“Senior Loan Agreements” shall have the meaning set forth in Recital A hereto.

“Senior Loan Documents” shall mean the Senior Loan Agreements and all notes, security agreements, pledge agreements, guarantees, mortgages and other loan documents related thereto, in each case as amended from time to time.

“Solvent” means, as to any Person on a particular date, that such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantor” means any Subsidiary that has executed and delivered to the Purchaser a Guaranty.  Notwithstanding anything herein to the contrary, no P.D. Holdings Group Member or any member of the Pumpkin Group shall be required, permitted or otherwise deemed to be a Subsidiary Guarantor.

“Tax” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, Capital Stock, franchise profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on-minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Event” means:  (a) a Reportable Event, or (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the partial or complete withdrawal of the Company or any ERISA Affiliate from a Multiemployer Plan, or (g) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA with respect to any Pension Plan, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (j) an event described in Section 4069(a), 4070, or 4212(c) of ERISA or Section 401(a)(29) of the Code, or (k) the termination of a Multiple Employer Plan, or the cessation of operations at a facility in the circumstances described in Section 4062(e) of ERISA, or (l) the termination or liquidation of any Foreign Pension Plan, in each case referenced in clauses (a)-(l) above that would reasonably be expected to have a Material Adverse Effect.

“Total Leverage Ratio” means, with respect to the Group, for any fiscal period, the ratio of (a) all Indebtedness of the Group outstanding as of the end of such fiscal period to (b) EBITDA for such fiscal period.

“Transactions” shall have the meaning set forth in Recital C.

“Unaudited Financial Statements” shall have the meaning set forth in Section 5.11(b).

“WC Holdings” shall have the meaning set forth in Recital A.

“Welfare Plan” means a welfare benefit plan within the meaning of Section 3(1) of ERISA (or any similar type of plan established or regulated under the laws of a foreign country) in which any current or former employee of the Company or any ERISA Affiliate participates or has beneficial rights.

“Wholly-Owned” means, with respect to any Subsidiary that all the Capital Stock (except for directors’ qualifying shares) of such Subsidiary is directly or indirectly owned by the Company.

“WMF” shall have the meaning set forth in the introductory paragraph hereto.

1.02                        Accounting Terms; Financial Statements.  All accounting terms used herein and not expressly defined in this Agreement shall have the respective meanings given to them in conformance with GAAP.  Financial statements and other information furnished after the date hereof pursuant to this Agreement or the other Investment Documents shall be prepared in accordance with GAAP as in effect at the time of such preparation, provided, however, that no “Accounting Changes” (as defined below) shall be taken into account in determining compliance with the financial covenants, standards or terms in this Agreement.  “Accounting Changes” means changes subsequent to the Closing Date:  (a) in accounting principles required by GAAP and implemented by the Company; (b) in accounting principles recommended by the Company’s certified public accountants and implemented by the Company; and (c) in carrying value of the Company’s or any of its Subsidiaries’ assets, liabilities or equity accounts resulting from (i) the application of purchase accounting principles (A.P.B. 16 and/or 17 and EITF 88-16 and FASB 109) to the purchase and sale of the Note or the other transactions described in the Investment Documents, or (ii) as the result of any other adjustments that, in each case, were applicable to, but not included in, the Pro Forma Balance Sheet.  All such adjustments resulting from expenditures made subsequent to the Closing Date (including, but not limited to, capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made.

1.03                        Knowledge of the Company.  All references to the knowledge of the Company or any other Group Member or to facts known by the Company or any other Group Member shall mean actual knowledge or notice of any Director or executive officer of the Company, any other Group Member or any division of the Company or any other Group Member or knowledge which such Person could reasonably have acquired through the exercise of due inquiry.

ARTICLE 2

PURCHASE AND SALE OF THE NOTE

2.01                        Purchase and Sale of the Note.  Subject to the terms and conditions herein set forth, the Company agrees that it will issue and sell to WMF, and WMF agrees that it will acquire from the Company on the Closing Date, the Note appropriately completed in conformity herewith.  The purchase price of the Note shall be Thirty Million Dollars ($30,000,000.00).

2.02                        Fees.  Concurrently with the execution hereof, the Company shall (a) pay to Whitney Mezzanine Management Company, LLC  a placement fee of $375,000 and (b) reimburse the reasonable out-of-pocket expenses (including, fees, charges and disbursements of counsel and consultants) of the Purchaser incurred in connection with (i) the negotiation and execution and delivery of this Agreement and the other Investment Documents and their due diligence investigation, and (ii) the transactions contemplated by this Agreement and the other Investment Documents, which payments shall be made by wire transfer of immediately available funds to an account or accounts designated by WMF.  Upon the initial Release Date with respect to the Transaction, the Company shall pay to Whitney Mezzanine Management Company, LLC an additional fee of $375,000.

2.03                        Closing.  The purchase and issuance of the Note shall take place at the closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York at 10:00 a.m. Eastern Standard Time, on January 14, 2004 (the “Closing Date”) or such other date or time as is mutually agreed by the parties hereto.  At the Closing, the Company shall deliver the Note to WMF against delivery by WMF to the Company of the purchase price therefor.  Payment of such purchase price shall be by wire transfer to an account or accounts designated by the Company in writing.

ARTICLE 3

CONDITIONS TO THE
OBLIGATIONS OF THE PURCHASER

TO PURCHASE THE NOTE

The obligation of the Purchaser to purchase the Note and to pay the purchase price therefor at the Closing and to perform any obligations hereunder shall be subject to the satisfaction as determined by, or waived by, the Purchaser of the following conditions on or before the Closing Date; provided, however, that any waiver of a condition shall not be deemed a waiver of any breach of any representation, warranty, agreement, term or covenant or of any misrepresentation by the Company.

3.01                        Representations and Warranties.  The representations and warranties of the Company contained in the Investment Documents (including Article 5 hereof) or in any certificate delivered in connection therewith shall be true and correct at and as of the date hereof and the Closing Date as if made at and as of such date, and the Purchaser shall have received at the Closing a certificate to the foregoing effect, dated the Closing Date, and executed by the chief executive officer of the Company.

3.02                        Compliance with This Agreement.  The Company shall have performed and complied with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Company on or before the Closing Date, and the Purchaser shall have received at the Closing a certificate to the foregoing effect, dated the Closing Date, and executed by the chief executive officer of the Company.

3.03                        Secretary’s Certificates.  The Purchaser shall have received a certificate from the Company, dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Company, certifying (a) that the attached copies of the Certificate of Incorporation and By-laws (or similar organizational documents) and resolutions of the Board of Directors of the Company approving the Investment Documents to which the Company is a party and the transactions contemplated hereby and thereby are all true, complete and correct and remain unamended and in full force and effect, and (b) the incumbency and specimen signature of each officer of the Company executing any Investment Document to which the Company is a party or any other document delivered in connection herewith and therewith on behalf of the Company.

3.04                        Purchase of Note Permitted by Applicable Laws.  The acquisition of and payment for the Note to be acquired by the Purchaser hereunder and the consummation of the transactions contemplated hereby and by the Investment Documents (a) shall not be prohibited by any Requirement of Law, (b) shall not subject the Purchaser to any penalty or other onerous condition under or pursuant to any Requirement of Law, and (c) shall be permitted by all Requirements of Law to which the Purchaser or the transactions contemplated by or referred to herein or in the Investment Documents are subject; and the Purchaser shall have received such certificates or other evidence as it may reasonably request to establish compliance with this condition.

3.05                        Opinion of Counsel.  The Purchaser shall have received an opinion of outside counsel to the Company, dated as of the Closing Date, relating to the transactions contemplated by or referred to herein, in form and substance acceptable to the Purchaser.

3.06                        Approval of Counsel to the Purchaser.  All actions and proceedings hereunder and all agreements, schedules, exhibits, certificates, financial information, filings and other documents required to be delivered by the Company hereunder or in connection with the consummation of the transactions contemplated hereby on the Closing Date, and all other related matters, shall have been in form and substance acceptable to Gibson, Dunn & Crutcher LLP,counsel to the Purchaser, in its reasonable judgment (including the opinion of counsel referred to in Section 3.05 hereof).

3.07                        Consents and Approvals.  All material consents, exemptions, authorizations, or other actions by, or notices to, or filings with, all Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to those material Contractual Obligations of the Group Members necessary or required in connection with the execution, delivery or performance (including (i) the payment of interest on the Note and (ii) the making of distributions to the Company in amounts necessary to pay interest on the Note as and when due) by the Company or enforcement against the Company of the Investment Documents to which it is or will be a party shall have been obtained and be in full force and effect, and the Purchaser shall have been furnished with appropriate evidence thereof, and all waiting periods shall have lapsed without extension or the imposition of any conditions or restrictions, provided that no amendments to the Senior Loan Documents (or consents from the lenders thereunder) are required to be obtained by the Closing Date to permit the actions under clause (ii).

3.08                        No Material Judgment or Order.  There shall not be on the Closing Date any judgment or order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which, in the judgment of the Purchaser, would prohibit the purchase of the Note hereunder or subject the Purchaser to any penalty or other onerous condition under or pursuant to any Requirement of Law if the Note were to be purchased hereunder.

3.09                        Pro Forma Balance Sheet.  The Company shall have delivered to the Purchaser as of the Closing Date a consolidated and consolidating pro forma balance sheet of the Company and its Subsidiaries, dated as of September 30, 2003 and giving pro forma effect to the consummation of the transactions contemplated by the Investment Documents, certified by the chief executive officer of the Company that it fairly presents the pro forma adjustments reflecting the consummation of the transactions contemplated by the Investment Documents, including all fees and expenses in connection therewith.

3.10                        Good Standing Certificates.  The Company shall have delivered to the Purchaser as of the Closing Date, a good standing certificate of the Company for its jurisdiction of organization and all other jurisdictions in which it is qualified to do business.

3.11                        No Litigation.  No action, suit or proceeding before any court or any Governmental Authority shall have been commenced or, to the knowledge of the Company, been threatened, no investigation by any Governmental Authority shall have been commenced and, to the knowledge of any Group Member, no action, suit or proceeding by any Governmental Authority shall have been threatened against the Purchaser or any Group Member (i) seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions, or (ii) which would, if resolved adversely to such Purchaser or Group Member result in a Material Adverse Effect.  No action, suit or proceeding before any court or any Governmental Authority shall have been commenced or, to the knowledge of any Group Member, been threatened, against the Purchaser or any Group Member that constitutes (or, if commenced, would constitute) an Event of Default under Section 6(a)(xi) of the Note.

3.12                        Senior Loan Documents.

(a)                                  The Senior Loan Documents shall be satisfactory to Purchaser in its discretion, provided that no amendments to the Senior Loan Documents are required to be obtained by the Closing Date to permit the actions described in clause (ii) of Section 3.07.

(b)                                 Purchaser shall have received a certificate of the Secretary of the Company attaching true and complete copies of each of the Senior Loan Documents and certifying that (i) such documents have been executed and, if applicable, filed in substantially the form approved by the relevant Person’s board of directors or similar body, (ii) such documents have not been amended (except as provided in such certificate) and are in full force and effect, and (iii) the Company is not in default in the performance or compliance with any of the terms or provisions thereof.

3.13                        Solvency Certificate.  The Purchaser shall have received a certificate from the chief executive officer of the Company stating that the Company is Solvent after giving effect to the transactions contemplated to occur under the Investment Documents.

3.14                        Investment Documents.  The Purchaser shall have received (a) the Cash Collateral Pledge Agreement, executed and delivered by the Company and U.S. Bank National Association, as Collateral Agent and (b) the Note executed and delivered by the Company.

3.15                        Documents.  The Purchaser shall have received true, complete and correct copies of such agreements, schedules, exhibits, certificates, documents, financial information and filings as it may request in connection with or relating to the transactions contemplated hereby, all in form and substance satisfactory to the Purchaser.

3.16                        Financial Condition.  The Company shall have delivered to the Purchaser evidence that, on a pro forma basis after giving effect to the consummation of the transactions contemplated by the Investment Documents (i) EBITDA for the Rolling Period ended September 30, 2003 (calculated on a pro forma basis giving effect to the acquisition of Octagon

Risk Services, Inc.) is no less than $21,500,000 and (ii) the aggregate amount of the consolidated Indebtedness of the Group is no greater than $65,000,000.

3.17                        UCC Filings.

Each document (including any Uniform Commercial Code financing statement) reasonably requested by the Purchaser to be filed, registered, recorded in order to create in favor of the Collateral Agent (as defined in the Cash Collateral Pledge Agreement), for the benefit of the Purchasers, a perfected lien on the Collateral, prior and superior in right to the Lien and other rights of any other Person shall have been delivered and be in proper form for filing, registration or recordation.

ARTICLE 4

CONDITIONS TO THE OBLIGATIONS
OF THE COMPANY TO ISSUE AND SELL THE NOTE

The obligations of the Company to issue and sell the Note and to perform its other obligations hereunder relating thereto shall be subject to the satisfaction as determined by, or waived by, the Company of the following conditions on or before the Closing Date:

4.01                        Representations and Warranties.  The representations and warranties of the Purchaser contained in Article 6 hereof shall be true and correct at and as of the date hereof and the Closing Date as if made at and as of such date.

4.02                        Compliance with this Agreement.  The Purchaser shall have performed and complied with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Purchaser on or before the Closing Date.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser as follows; provided that all representations and warranties relating to the Release Documents or regarding matters to occur on a Release Date shall be deemed made only upon and as of such Release Date as and if it occurs:

5.01                        Corporate Existence and Power.  Each Group Member:  (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite organizational power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged; (c) is duly qualified as a foreign entity, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect; and (d) has the organizational power and authority to execute, deliver and perform its obligations under each Investment Document or Senior Loan Document to which it is or will be a party and, in the case of the Company, to issue the Note.  Schedule 5.01 contains a true, complete and correct list of each jurisdiction in which a Group Member is qualified to do business as a foreign entity.

5.02                        Authorization; No Contravention.  The execution, delivery and performance by each Group Member of this Agreement, each other Investment Document and each Senior Loan Document to which it is or upon and after the first Release Date will be a party and the consummation of the transactions contemplated hereby, including, the issuance of the Note:  (a) have been (or, in the case of the Release Date Documents and the Transaction, will be, upon and after each Release Date) duly authorized by all necessary corporate action, and if required, shareholder action; (b) do not and will not contravene the terms of the Certificate of Incorporation or By-laws (or similar organizational documents) of such Group Member or any amendment thereof or any Requirement of Law applicable to such Group Member or such Group Member’s assets, business or properties; (c) except as stated in the immediately following sentence, do not and will not (or, in the case of the Release Date Documents and the Transaction, will not upon and after each Release Date) (i) conflict with, contravene, result in any violation or breach of or default under (with or without the giving of notice or the lapse of time or both), (ii) create in any other Person a right or claim of termination or amendment of, or (iii) require modification, acceleration, repurchase, redemption or cancellation of, any material Contractual Obligation of the Company or any Group Member (including the Senior Loan Documents); and (d) do not and will not result in the creation of any Lien (or obligation to create a Lien) against any property, asset or business of any Group Member other than as contemplated by the Cash Collateral Pledge Agreement.  The making of Guarantees by the Group Members (other than the Company) and the payment of dividends by Group Members to the Company in amounts sufficient to pay the interest on the Note as and when due (both of which are transactions contemplated hereby) are presently prohibited or limited by the provisions of the Senior Loan Documents, but, on or prior to the first Release Date, the Senior Loan Documents will be amended in the manner contemplated by Section 19(m) of the Cash Collateral Pledge Agreement, and such prohibitions and limitations will no longer exist (or, in the case of the limitation on payment of dividends, will be modified to only limit such payments under certain circumstances where the relevant Intercreditor Agreement would permit such payment to be “blocked” by the Senior Creditors).

5.03                        Governmental Authorization; Third Party Consents.  Each Group Member and, to the Group Members’ knowledge, each of its employees: (i) has all material Governmental Approvals required by any Requirement of Law for the Company to conduct its business, each of which is in full force and effect, (ii) is in material compliance with each Governmental Approval applicable to the Company or its operations and with all other Requirements of Law relating to such Group Member, its operations or any of its respective properties, and (iii) except for Governmental Approvals that may be required to consummate the Transaction and which will be obtained prior to the first Release Date, has obtained all Governmental Approvals and other consents and approvals required or necessary for the consummation of the transactions contemplated by the Investment Documents or Senior Loan Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby.  Except as may be required to consummate the Transaction or for the Release Date Documents, all of which will be obtained prior to the first Release Date, no material approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any other Person in respect of any Contractual Obligation, and no lapse of a waiting period under a Contractual Obligation, is necessary or required in connection with the execution, delivery or performance by (including the payment of interest on the Note and the Guaranties), or enforcement against, any Group Member of the Investment Documents or Senior Loan Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby that have not been obtained.

5.04                        Binding Effect.  This Agreement has been, and each of the other Investment Documents to which any Group Member is or will be a party is or will be (or in the case of the Release Date Documents will be upon the first Release Date), duly executed and delivered by such Group Member, and this Agreement, and such Investment Documents and Senior Loan Documents constitute or will (or in the case of the Release Date Documents will upon or after first Release Date) constitute, the legal, valid and binding obligation of such Group Member enforceable against such Group Member in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability.

5.05                        No Legal Bar.  Except as stated in the last sentence of Section 5.02, neither the execution, delivery and performance of the Investment Documents and Senior Loan Documents nor the issuance of or performance of the terms of the Note does or will (or in the case of the Release Date Documents will upon or after the first Release Date) violate any Requirement of Law or any Contractual Obligation of any Group Member in any material respect.  Other than the Senior Loan Documents as in effect on the date hereof and to the extent consents are required thereunder to consummate the transactions contemplated to occur on the Release Dates, no Group Member has previously entered into any agreement which is currently in effect or to which such Group Member is currently bound, granting any rights to any Person which are inconsistent with the rights to be granted by such Group Member in any of the Investment Documents.

5.06                        Litigation.  Except for matters existing on the Closing Date and set forth on Schedule 5.06, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened, against or in any other way adversely relating to or affecting any Group Member, its operations or any of its properties in any court or before any arbitrator of any kind or before or by any Governmental Authority, which if adversely determined could reasonably be expected to have a Material Adverse Effect.  No action, suit or proceeding is pending before any court or any Governmental Authority or, to the knowledge of the Company, has been threatened, against the Purchaser or the Company that constitutes (or, if commenced, would constitute) an Event of Default under Section 6(a)(xi) of the Note.  The Company has no knowledge or information relating to the possible assertion of, or threats of, claims against the Company, any Group Member or any officer or director thereof in the Bankruptcy Proceeding whether by Possible Dreams, as Chapter 11 debtor, any creditors’ committee appointed in the Bankruptcy Proceeding, any trustee, or any other Person including, without limitation, claims asserting liabilities of the Company, any Group Member or any officer or director thereof to Possible Dreams or its creditors, claims asserting that the Company, any Group Member or any officer or director thereof is liable or responsible for some or all of claims of creditors of Possible Dreams, claims asserting that the Company, any Group Member or any officer or director thereof has liabilities to creditors of Possible Dreams, claims that Possible Dreams should be substantively consolidated with the Company or any Group Member or P.D. Holdings, or claims for piercing the veil of the Company or any Group Member or P.D. Holdings.

5.07                        No Default or Breach.  Except for violations of the terms of the Senior Loan Documents that would occur in connection with the issuance of the Guaranties if the Senior Loan Documents were not first amended, no event has occurred and is continuing or would result from the incurring of obligations by any Group Member under the Investment Documents (including the Guaranties) which constitutes or, with the giving of notice or lapse of time or both, would constitute an Event of Default.  No Group Member is in default under or with respect to any Contractual Obligation in any material respect.

5.08                        Title to Properties.  Each Group Member has such title to all Real Property owned by it and subsisting leasehold interests in all Real Property leased by it, in each case as is necessary to the conduct of its business and valid and legal title to all of its personal property and assets owned by it.

5.09                        Use of Real Property.  All Real Properties are listed on Schedule 5.09.  Except as set forth on Schedule 5.09, each Real Property used in connection with the business of the Group Members is used and operated by the applicable Group Member in compliance and conformity with all material Contractual Obligations and material Requirements of Law.  No Group Member has received notice of violation of any applicable zoning or building regulation, ordinance or other law, order, regulation or other Requirement of Law relating to the operations of the Group Members with respect to the Real Property, other than with respect to such matters that could not reasonably be expected to have a Material Adverse Effect.  There is no material default on the part of any Group Member or event or condition which (with notice or lapse of time, or both) would constitute a material default on the part of any Group Member under any lease of any Real Property.  There are no service contracts, maintenance contracts, union contracts, concession agreements, licenses, agency agreements or any other Contractual Obligations affecting any Real Property other than those listed on Schedule 5.09, except for Contractual Obligations which are cancelable on no more than 30 days’ notice.  There are no pending or, to the knowledge of the Company threatened, condemnation or eminent domain proceedings that would affect any part of any Real Property.  There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against any Real Property, at law or in equity, before any federal, state, municipal or governmental department, commission, board, bureau, agency or instrumentality which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.10                        Taxes.  Each of the Company and its Subsidiaries has duly filed, or caused to be filed, all material Tax Returns required to be filed and has paid, or caused to be paid, or made adequate provision for the payment of, all material Taxes which are due and payable, except to the extent the payment of such Taxes is being diligently contested in good faith and adequate reserves therefor have been established in accordance with GAAP.  Such Tax Returns were true, correct and complete in all material respects when filed.  The provision for Taxes on the books of the Company and each Subsidiary is adequate in all material respects for all years not closed by the applicable statutes of limitation and the Company and its Subsidiaries have no knowledge of any material deficiency or additional assessment in connection therewith not provided for on its books.

5.11                        SEC Reports; Financial Condition.

(a)               The Company  has filed all SEC Reports and has made available to the Purchaser each SEC Report.  The SEC Reports of the Company, including, without limitation, any financial statements or schedules included or incorporated therein by reference, (i) comply in all material respects with the requirements of the Exchange Act or the Securities Act or both, as the case may be, applicable to those SEC Reports, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements made in those SEC Reports, in light of the circumstances under which they were made, not misleading.  No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any documents with the Commission or any national securities exchange or quotation service or comparable Governmental Authority.

(b)              The Company has furnished the Purchaser with true and complete copies of (i) the audited consolidated and consolidating balance sheets of the Company and its Subsidiaries as of December 31, 2002 and December 31, 2001 and the related consolidated and consolidating statements of income, stockholders’ equity and cash flow, together with the notes thereto, of the Company and its Subsidiaries for the years then ended, together with the report of Ernst & Young LLP thereon (the “Audited Financial Statements”), and (ii) the unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries as of September 30, 2003 and the related consolidated and consolidating statements of income, stockholders’ equity and  cash flow, together with the notes thereto, of the Company and its Subsidiaries for the nine-month period then ended (the “Unaudited Financial Statements”).  Each of the consolidated and consolidating balance sheets of the Company and its Subsidiaries included in the Financial Statements and the related statements of income, stockholders’ equity and cash flow, together with the notes thereto, and such of them as are included in or incorporated by reference into the SEC Reports of the Company, fairly present, in all material respects, the consolidated and consolidating financial position of the Company and its Subsidiaries as of the respective dates thereof, and the consolidated and consolidating results of operations and cash flows of the Company and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto and subject, in the case of Unaudited Financial Statements, to normal year-end audit adjustments and absence of footnotes in the Unaudited Financial Statements.  As of the dates of the Financial Statements, the Company and its Subsidiaries had no obligation, indebtedness or liability (whether accrued, absolute, contingent or otherwise, known or unknown, and whether due or to become due), which was not reflected or reserved against in the balance sheets or the notes thereto which are part of the Financial Statements, except for those incurred in the ordinary course of business and which are fully reflected on the Company’s books of account and which, individually or in the aggregate, would not result in a Material Adverse Effect.

(c)               Except as set forth on Schedule 5.11(c), the Group owes no Indebtedness to, and has no commitments to make Investments in, and has no Contingent

Obligations in respect of obligations and liabilities of, any P.D. Holdings Group Member or any member of Pumpkin Group.

(d)              The Pro Forma Balance Sheet delivered to the Purchaser sets forth the assets and liabilities of the Group as of the date thereof on a pro forma consolidated and consolidating basis after taking into account the consummation of the transactions contemplated in this Agreement and the other Investment Documents to be consummated as of the Closing Date.  The Pro Forma Balance Sheet has been prepared by the Company in accordance with GAAP and fairly presents in all material respects the assets and liabilities of the Group and each Group Member as of the date thereof, reflecting the consummation of the transactions contemplated in this Agreement to be consummated on the Closing Date and based on the assumptions set forth therein.

(e)               The projections of the Company dated January 13, 2004 for identification, heretofore delivered to WMF (i) were prepared by the Company in the ordinary course of its operations consistent with past practice, (ii) are the most current projections prepared by the Company relating to the periods covered thereby, and (iii) are based on assumptions which were reasonable when made and such assumptions and projections are reasonable on the date hereof.  Neither the Company nor any of its Subsidiaries has delivered to any Person any later dated projections.

5.12                        Operating Company.  The Company is “an entity that is primarily engaged, directly or though a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital” within the meaning of the U.S. Department of Labor plan asset regulations, 29 C.F.R. § 2510.3-101.

5.13                        Disclosure.

(a)               Agreement and Other Documents.  This Agreement, together with all exhibits and schedules hereto, and the agreements, certificates and other documents furnished to the Purchaser by the Company and its Subsidiaries at the Closing, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

(b)              Material Adverse Effect.  There is no fact known to the Company which the Company has not disclosed to the Purchaser in writing which could reasonably be expected to result in a Material Adverse Effect.

5.14                        Absence of Certain Changes or Events.  Except as set forth on Schedule 5.14, since September 30, 2003, other than as contemplated by the Investment Documents, no Group Member has (i) issued any Capital Stock, bonds or other securities, (ii) borrowed any amount or incurred any liabilities (absolute or contingent) other than in the ordinary course of business, (iii) discharged or satisfied any Lien or incurred or paid any obligation or liability (absolute or contingent), other than in the ordinary course of business, in excess of $10,000, (iv) declared or made any payment or distribution to stockholders or members, as appropriate, or purchased or redeemed any shares of its Capital Stock or other securities, (v) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, (vi) sold, assigned or transferred any of its tangible assets, or canceled any debts or claims, (vii) sold, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, (viii) suffered any material losses of property, or waived any rights of substantial value, (ix) suffered any event or condition that has had a Material Adverse Effect, (x) expended any material amount on or granted any bonuses or extraordinary salary increases, (xi) entered into any transaction involving consideration in excess of $50,000, or (xii) entered into any agreement or transaction, or amended or terminated any agreement, with an Affiliate (including any loan to or Investment in any P.D. Holdings Group Member or any member of Pumpkin Group).  To the knowledge of the Company, no event or condition is threatened or reasonably likely to occur which could reasonably be expected to result in a Material Adverse Effect.

5.15                        Environmental Matters.  Except as described on Schedule 5.15:

(a)               The properties owned, leased or operated by the Company and its Subsidiaries now or in the past do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which:  (i) constitute or constituted a material violation of applicable Environmental Laws, or (ii) could reasonably be expected to give rise to material liability under applicable Environmental Laws;

(b)              The Company, its Subsidiaries and their properties and all operations conducted in connection therewith are in material compliance, and have been in material compliance, with all applicable Environmental Laws, and to Company’s knowledge there is no contamination at, under or about such properties or such operations which interferes with the continued operation of such properties or materially impairs the fair saleable value thereof;

(c)               Neither the Company nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding Hazardous Materials, or non-compliance with Environmental Laws, nor does the Company or any Subsidiary have knowledge of or reason to believe that any such notice will be received or is being threatened;

(d)              Hazardous Materials have not been disposed at, or transported from the properties now or previously owned, leased or operated by the Company or its Subsidiaries in any manner which, to their knowledge, would give rise to material liability under Environmental Laws, nor have any Hazardous Materials been generated, treated, stored, or disposed of at, on or under any of such properties in violation of, or in a manner that would give rise to material liability under, any applicable Environmental Laws;

(e)                                  No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of Company, threatened, under any Environmental Law to which the Company or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders outstanding under any Environmental Law with respect to the Company or any Subsidiary, their business operations or any of their real property; and

(f)                 There has been no release, or to the best of the Company’s knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by the Company or any Subsidiary, now or in the past, in violation of or in a manner that could reasonably be expected to give rise to material liability under any Environmental Law.

5.16                        Investment Company/Government Regulations.  No Group Member is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  Neither the Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act, the Interstate Commerce Act, or any federal or state statute or regulation limiting its ability to incur Indebtedness.

5.17                        Subsidiaries.

(a)               Schedule 5.17 sets forth the name and jurisdiction of organization of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Group Member and the names of and percentage of each class of Capital Stock owned by other Persons.

(b)              Other than as listed on Schedule 5.17 hereto, neither the Company or any Subsidiary has, on the Closing Date, outstanding options, warrants or other rights to purchase or subscribe to Capital Stock of any Subsidiary or outstanding securities convertible into or exchangeable for Capital Stock of any Subsidiary or contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of any Subsidiary, any such convertible or exchangeable securities or any such options, warrants or rights.

(c)               Other than as listed on Schedule 5.17, hereto, no Group Member owns of record or beneficially, directly or indirectly (i) any shares of outstanding Capital Stock or securities convertible into Capital Stock of any other corporation, or (ii) any equity, voting or participating interest in any limited liability company, partnership, joint venture or other non-corporate business enterprises.

5.18                        Private Offering.  No form of general solicitation or general advertising was used by the Company or any of its Subsidiaries, or their respective representatives in connection with the offer or sale of the Note.  Assuming the accuracy of the Purchaser’s representations and warranties herein, no registration of the Note pursuant to the provisions of the Securities Act or the state securities or “blue sky” laws will be required for the offer, sale or issuance of the Note as contemplated by this Agreement.  The Company agrees that neither it, nor anyone acting on its behalf, will offer to sell the Note or any other security so as to require the registration of the Note pursuant to the provisions of the Securities Act or any state securities or “blue sky” laws.

5.19                        Broker’s, Finder’s or Similar Fees.  Except as set forth on Schedule 5.19, the Company does not owe any fees or commissions of any kind, or know of any claim for any fees or commissions, in connection with the transactions contemplated hereby, except those contemplated hereby or paid directly to the administrative agents and the lenders in connection with the Senior Loan Agreements.

5.20                        Labor Relations.  No Group Member is, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 5.20.  There are no pending or, to any Group Member’s knowledge, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees.

5.21                        Employee Benefit Plans.

(a)               As of the Closing Date, neither the Company nor any ERISA Affiliate maintains or contributes to, or has any obligation under, or liability with respect to, any Employee Benefit Plan other than those identified on Schedule 5.21;

(b)              Each Employee Benefit Plan has been operated in all material respects in accordance with its terms, and the Company and each ERISA Affiliate are in compliance, in all material respects, in both form and operation, with all applicable provisions of ERISA, the Code or other applicable law and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments with respect to a Plan for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired.  Each Plan that is intended to be qualified under Section 401(a) of the Code is the subject of an IRS favorable opinion or determination letter and, to the knowledge of the Company, nothing has occurred to adversely affect such qualification or the exempt status of any related trust.  No material liability has been incurred by the Company or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;

(c)               No Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the IRS been received or requested with respect to any Pension Plan, nor has the Company or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan or related agreement or other applicable law prior to the due dates of such contributions thereunder, nor has there been any event requiring any disclosure under Section 302(f)(4)(A), 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan or any Pension Plan amendment requiring security under ERISA Section 307 or Code Section 401(a)(29), in each case that would reasonably be expected to have a Material Adverse Effect;

(d)              Neither the Company nor ERISA Affiliate has:  (i) engaged in a Prohibited Transaction or breach of fiduciary duty, (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no PBGC premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, or (iv) failed to make a required installment or other required payment under Section 412 of the Code, in each case that would reasonably be expected to have a Material Adverse Effect;

(e)               No Termination Event has occurred or is reasonably expected to occur;

(f)                 No proceeding, claim, lawsuit and/or investigation is existing or, to the knowledge of the Company threatened, concerning or involving any:  (i) Employee Benefit Plan, or (ii) Multiemployer Plan, in each case that would reasonably be expected to have a Material Adverse Effect;

(g)              The Company, each Subsidiary and each ERISA Affiliate is in compliance with the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, except where noncompliance would not reasonably be expected to have a Material Adverse Effect;

(h)              Neither the Company nor any of its Subsidiaries maintains or contributes to or otherwise has any liability or obligation with respect to any Welfare Plan which provides benefits to retired or former employees (other than as required by Section 601 of ERISA or the laws of any foreign jurisdiction);

(i)                  The Amount of Unfunded Benefit Liabilities under all Plans, whether or not vested (but excluding all Plans with assets greater than benefit liabilities), is not a material amount; and

(j)                  Each Foreign Pension Plan has been maintained in material compliance with its terms and the requirements of applicable law, and the amount of unfunded benefit liabilities thereunder, in the aggregate for all such plans, is not a material amount.

5.22                        Patents, Trademarks, Etc.  Except as set forth on Schedule 5.22, each Group Member owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are material to the conduct of its businesses.  No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, except if any of such events (either singly or in the aggregate) could not reasonably be expected to have a Material Adverse Effect, and, to its knowledge, no Group Member is liable to any Person for infringement under Requirements of Law with respect to any such rights as a result of its business operations.

5.23                        Potential Conflicts of Interest.  Except as set forth on Schedule 5.23, no officer, director, stockholder or other holder of Capital Stock of the Company or any of its Subsidiaries (other than public shareholders unknown to the Company):  (a) owns, directly or indirectly, any interest in (excepting less than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person that is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, any Group Member; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property that any Group Member uses in the conduct of business; or (c) has any cause of action or other claim whatsoever against, or owes or has advanced any amount to, any Group Member, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.

5.24                        Trade Relations.  Set forth on Schedule 5.24 is a true and correct list of the ten largest customers and five largest suppliers of each of (a) Primrose and its Subsidiaries and (b) WC Holdings and its Subsidiaries, in each case, as calculated by sales and purchases during the twelve-month period ended December 31, 2002 and the nine-month period ended September 30, 2003, as well as any sole source suppliers of goods or services for which there is no ready alternative to the Group Members on comparable terms.  There exists no actual or, to the knowledge of the Company, threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of any Group Member or its business with any customer or any group of customers whose purchases are individually or in the aggregate material to the business of any Group Member, or with any material supplier, and there exists no present condition or state of facts or circumstances that could reasonably be expected to have a Material Adverse Effect or prevent any Group Member from conducting its business after the consummation of the transactions contemplated by this Agreement, in substantially the same manner in which such business has heretofore been conducted.

5.25                        Outstanding Borrowings.  Schedule 5.25 lists (i) the amount of all Outstanding Borrowings (other than Indebtedness under this Agreement) of the Company and its Subsidiaries (other than P.D. Holdings Group Members) as of the Closing Date, indicating in each case the Person or Persons directly or indirectly obligated thereon, (ii) the Liens that relate to such Outstanding Borrowings, indicating in each case the assets of which of the Company and its Subsidiaries such Liens encumber, (iii) the name of each lender thereof and (iv) the amount of any unfunded commitments available to the Company and its Subsidiaries in connection with any Outstanding Borrowings.  There does not exist any Indebtedness prohibited by the second sentence of Section 9.04.

5.26                        Material Contracts.  Except as set forth in Schedule 5.26, no Group Member is party to any Contractual Obligation, or subject to any charge, corporate restriction, judgment, injunction, decree, or Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.  Schedule 5.26 lists all contracts, agreements, commitments and other Contractual Obligations of the Group Members as of the Closing Date, whether written or oral, other than (a) the Investment Documents and the Senior Loan Documents, (b) purchase orders in the ordinary course of business, (c) franchise agreements of Primrose and its Subsidiaries, (d) customer contracts of WC Holdings and its Subsidiaries which the Company or the relevant customers prefer to remain confidential and (e) any other contracts, agreements, commitments and other Contractual Obligations of Group Members that do not extend beyond one year and involve the receipt or payment of not more than $100,000.  Each of (i) the contracts, agreements, commitments and other Contractual Obligations of the Group Members required to be set forth on Schedule 5.26, (ii) those franchise agreements of Primrose and its Subsidiaries that would be required to be set forth on Schedule 5.26 if not for the exclusion in clause (c) above and (iii) those customer contracts of WC Holdings and its Subsidiaries that would be required to be set forth on Schedule 5.26 if not for the exclusion in clause (d) above, is in full force and effect (all such Contractual Obligations referred to in clauses (i), (ii) and (iii), collectively, the “Material Contracts,” and each, a “Material Contract”).  Each Group Member has satisfied in full or provided for all of its liabilities and obligations under each Material Contract to which it is a party requiring performance prior to the date hereof in all material respects, and is not in default under any of them, nor, to the knowledge of the Company, does any condition exist that with notice or lapse of time or both would constitute such a default.  To the knowledge of the

Company, no other party to any such Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute such a default.  Except as set forth on Schedule 5.26, no approval or consent of any Person is needed for all of the Material Contracts to continue to be in full force and effect.

5.27                        Insurance.  Schedule 5.27 accurately summarizes all of the material insurance policies or programs of the Group Members in effect as of the date hereof, and indicates the insurer’s name, policy number, expiration date, amount of coverage, type of coverage, annual premiums, exclusions and deductibles, and also indicates any self-insurance program that is in effect.  All such policies are in full force and effect, are underwritten by financially sound and reputable insurers, are sufficient for all applicable Requirements of Law and otherwise are in compliance with the criteria set forth in Section 8.08 hereof.  All such policies will remain in full force and effect and will not in any way be affected by, or terminate or lapse by reason of any of, the transactions contemplated in the Investment Documents.

5.28                        Products Liability.  Except as set forth on Schedule 5.28, there is no action, suit, proceeding, inquiry or investigation pending, or, to the knowledge of the Company, threatened, by or before any Governmental Authority against any Group Member relating to any product alleged to have been sold by any Group Member alleged to have been defective, or improperly designed or manufactured, nor to the knowledge of the Company is there any valid basis for any such action, proceeding or investigation.

5.29                        Solvency.  As of the Closing Date and after giving effect to the transactions contemplated to occur under the Investment Documents on or before the Closing, each Group Member will be Solvent.

5.30                        Other Documents.  The Company has delivered or made available to the Purchaser, or the SEC Reports contain, true, complete and correct copies of all material agreements, schedules, exhibits, certificates, financial information, filings and other documents relating to the Company and the other Group Members, and all amendments and modifications thereto.  Such documents comprise a full and complete copy of all material agreements and understandings between the parties thereto with respect to the subject matter thereof and all transactions related thereto, and there are no material agreements or understandings, oral or written, or side agreements not contained therein that relate to or modify the substance thereof in any material respect.  Each of such documents to which either the Company or any other Group Member is a party has been duly authorized by all necessary organizational action on the part of the Company or other Group Member party thereto, was validly executed or assumed and delivered by such Person, and is the legal, valid and binding obligation of such Person and such Person’s successors, enforceable in accordance with its terms.  Each of such documents is in full force and effect, and none of their provisions have been waived by any party thereto.

5.31                        Payments.  Except as set forth on Schedule 5.31, neither the execution, delivery and performance by the Company of this Agreement, nor the execution, delivery and performance by the Company or any other Group Member of any of the other Investment Documents or the Release Documents, nor the consummation of the transactions contemplated hereby or thereby, including the Transaction, does or shall require any payment by any Group Member, in cash or kind, under any other agreement, plan, policy, commitment or other arrangement.  There are no agreements, plans, policies, commitments or other arrangements with respect to any compensation, benefits or consideration which will be materially increased, or the vesting of benefits of which will be materially accelerated, as a result of this Agreement, the other Investment Documents or the Release Documents or the occurrence of any of the transactions contemplated hereby or thereby, including the Transaction.  There are no payments or other benefits payable by any Group Member, the value of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the other Investment Documents or the Transaction.

5.32                        Company Funds on the Closing Date; No Restrictions on Subsidiary Distributions to the Company on the Release Dates.  On the Closing Date, the Company has cash and Cash Equivalents on hand equal to at least $2,250,000.  On the Release Dates, no consensual encumbrance or restriction of the type referred to in Section 9.18 will exist and will not have been waived, that would restrict the payment of dividends by any Group Member to the Company in amounts sufficient to pay principal and interest on the Notes as and when due.

ARTICLE 6

REPRESENTATIONS AND
WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants as follows:

6.01                        Authorization; No Contravention.  The execution, delivery and performance by it of this Agreement: (a) is within its power and authority and has been duly authorized by all necessary corporate action; (b) does not contravene the terms of its organizational documents or any amendment thereof; and (c) will not violate, conflict with or result in any breach or contravention of any of its Contractual Obligations, or any order or decree directly relating to it.

6.02                        Binding Effect.  This Agreement has been duly executed and delivered by it and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

6.03                        No Legal Bar.  The execution, delivery and performance of this Agreement by it will not violate any Requirement of Law applicable to it.

6.04                        Purchase for Own Account.  The Purchaser is an accredited investor as defined in Rule 501 of Regulation D under the Securities Act.  The Note to be acquired by it pursuant to this Agreement is being or will be acquired for its own account and with no intention of distributing or reselling such security or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of the Note, under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of its property being at all times within its control.  If the Purchaser should in the future decide to dispose of any part of such securities, it understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect.  It agrees to the imprinting of a legend on certificates representing such securities to the following effect:  “THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.”

6.05                        Corporate Existence and Power.  The Purchaser is a duly organized and validly existing Delaware corporation and in good standing under the state of Delaware.

6.06                        Broker’s, Finder’s or Similar Fees.  There are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with it or any action taken by it.

6.07                        Governmental Authorization; Third Party Consent.  No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance by it or enforcement against it of this Agreement or the transactions contemplated hereby.

ARTICLE 7

INDEMNIFICATION

7.01                        Indemnification.  In addition to all other sums due hereunder or provided for in this Agreement, the Company agrees to indemnify and hold harmless the Purchaser and its Affiliates and each of their respective officers, directors, agents, employees, Subsidiaries, partners, members and controlling persons (each, an “Indemnified Party”) to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including, reasonable fees, disbursements and other charges of counsel and costs of investigation incurred by an Indemnified Party in any action or proceeding between the Company (or any of its Subsidiaries, including any member of the P.D. Holdings Group, Possible Dreams as Chapter 11 debtor, any trustee of Possible Dreams, or any creditors’ committee of Possible Dreams) and such Indemnified Party (or Indemnified Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) or other liabilities, losses, or diminution in value (including all fees, costs and expenses arising out of or incurred in connection with the enforcement of any of the Investment Documents and collection of any payments due to the Purchaser) (collectively, “Liabilities”) resulting from or arising out of any breach of any representation or warranty, covenant or agreement of the Company in this Agreement, the Note, or the other Investment Documents, including without limitation, the failure to make payment when due of amounts owing pursuant to this Agreement, the Note or the other Investment

Documents, on the due date thereof (whether at the scheduled maturity, by acceleration or otherwise) or any matter arising in or in connection with the Bankruptcy Proceeding (including any examination pursuant to Bankruptcy Rule 2004) or any legal, administrative or other actions (including, actions brought by the Purchaser, the Company or any of its Subsidiaries or any holders of equity or indebtedness of the Company or any of its Subsidiaries or derivative actions brought by any Person claiming through or in the Company’s or any Subsidiary’s name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of the Investment Documents, the use of proceeds of the Note, the transactions contemplated thereby, or any Indemnified Party’s role therein or in the transactions contemplated thereby, or arising in any way out of the Transaction or the Bankruptcy Proceeding; provided, however, that the Company shall not be liable under this Section 7.01 to an Indemnified Party:  (a) for any amount paid by the Indemnified Party in settlement of claims by the Indemnified Party without the Company’s consent (which consent shall not be unreasonably withheld), (b) to the extent that it is finally judicially determined that such Liabilities resulted primarily from the willful misconduct or gross negligence of such Indemnified Party, or (c) to the extent that it is finally judicially determined that such Liabilities resulted primarily from the material breach by such Indemnified Party of any representation, warranty, covenant or other agreement of such Indemnified Party contained in this Agreement; provided, further, that if and to the extent that such indemnification is unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of such Liabilities which shall be permissible under applicable laws.  In connection with the obligation of the Company to indemnify for expenses as set forth above, the Company further agrees, upon presentation of appropriate invoices containing reasonable detail, to reimburse each Indemnified Party for all such expenses (including, fees, disbursements and other charges of counsel and costs of investigation incurred by an Indemnified Party in any action or proceeding between the Company (or any of its Subsidiaries) and such Indemnified Party (or Indemnified Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) as they are incurred by such Indemnified Party; provided, however, that if an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted primarily from (i) the willful misconduct or gross negligence of such Indemnified Party, or (ii) the breach by such Indemnified Party of any representation, warranty, covenant or other agreement of such Indemnified Party contained in this Agreement or any other Investment Document.

7.02                        Procedure; Notification.  Each Indemnified Party under this Article 7 will, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought from the Company under this Article 7, notify the Company in writing of the commencement thereof.  The omission of any Indemnified Party so to notify the Company of any such action shall not relieve the Company from any liability which it may have to such Indemnified Party unless, and only to the extent that, such omission results in the Company’s forfeiture of substantive rights or defenses.  In case any such action, claim or other proceeding shall be brought against any Indemnified Party and it shall notify the Company of the commencement thereof, the Company shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense.  Notwithstanding the foregoing, in any action, claim or proceeding in which the Company, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the Company’s expense and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the Company, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that in no event shall the Company be required to pay fees and expenses under this Article 7 for more than one firm of attorneys in any jurisdiction in any one legal action or group of related legal actions.  The Company agrees that it will not, without the prior written consent of the relevant Indemnified Parties, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Purchaser and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding.  The Company shall not be liable for any settlement of any claim, action or proceeding effected against an Indemnified Party without its written consent, which consent shall not be unreasonably withheld.  The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

ARTICLE 8

AFFIRMATIVE COVENANTS

Until the payment by the Company of all principal of and interest on the Note and all other amounts due to Purchaser under this Agreement and the other Investment Documents, including, all fees, expenses and amounts due in respect of indemnity obligations under Article 7, the Company hereby covenants and agrees with the Purchaser as follows (unless otherwise agreed by the Required Purchasers):

8.01                        Financial Statements and Other Information.  The Company shall maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP (it being understood that monthly and quarterly financial statements are not required to have footnote disclosures).  The Company shall deliver to the Purchaser each of the financial statements and other reports described below (in each case, copies of each such financial statement or report, as the case may be, shall be forwarded as follows:  (i) 1 copy to the attention of Mr. Michael C. Salvator, the chief financial officer of the Purchaser, (ii) 1 copy to Kevin Smith, and (iii) 1 copy to Robert M. Williams, Jr., in each case in accordance with the notice provisions of Section 11.02 relating to WMF, or such other person or persons as may be designated in writing by any Purchaser from time to time).

(a)             Monthly and Quarterly Financial Information.

(i)                            As soon as available and in any event within 30 days after the end of each month, the Company shall deliver (x) the consolidated (or unconsolidated in the case of clause (c) below) balance sheets of each of (a) Primrose and its Subsidiaries, (b) WC Holdings and its Subsidiaries and (c) the Company, in each case, as at the end of such month and the related consolidated (or unconsolidated in the case of clause (c) above) statements of income, stockholders’ equity and cash flow for such month and for the period from the beginning of the then current Fiscal Year of the Company to the end of such month, and (y) a schedule of the Outstanding Borrowings describing in reasonable detail each such debt issue or loan outstanding and the obligors thereon, principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.

(ii)                         As soon as available and in any event within 55 days after the end of each quarter, the Company shall deliver the consolidated and consolidating balance sheets of the Group, as at the end of such quarter and the related consolidated and consolidating statements of income, stockholders’ equity and cash flow of the Group for such quarter and for the period from the beginning of the then current Fiscal Year of the Company to the end of such quarter.

(b)            Year-End Financial Information.  As soon as available and in any event within 100 days after the end of the Fiscal Year of the Company, the Company shall deliver (i) the consolidated and consolidating balance sheets of the Company and its Subsidiaries (and a consolidated balance sheet of the Group) as at the end of such year and the related consolidated and consolidating statements of income, stockholders’ equity and cash flow of the Company and its Subsidiaries (and the related consolidated statement of income, stockholders’ equity and cash flow of the Group) for such Fiscal Year, (ii) a schedule of the Outstanding Borrowings describing in reasonable detail each such debt issue or loan outstanding and the obligors thereon, principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan, and (iii) a report with respect to the consolidated financial statements of the Company and its Subsidiaries from Ernst & Young LLP or another nationally recognized firm of certified public accountants selected by the Company and reasonably acceptable to the Purchaser, which report shall be issued pursuant to an audit conducted by such firm of certified public accountants in conformity with GAAP.  Such report shall contain an “Unqualified” opinion (as such term is defined in AU Section 508.10 of the American Institute of Certified Public Accountants Professional Standards or any successor provision).

(c)             Company’s Compliance Certificate.  Together with each delivery of quarterly and annual financial statements of the Group pursuant to Sections 8.01(a)(i) or (ii) and 8.01(b) above, the Company shall deliver or cause to be delivered a fully and properly completed compliance certificate (in substantially the form attached hereto as Exhibit D or in such other form or substance as shall be satisfactory to Purchaser and referred to as a “Compliance Certificate”) signed by the chief executive officer or chief financial officer of the Company, which shall (i) state that to his or her knowledge no Default or Event of Default shall have occurred during the period covered thereby, except as specified in such certificate, and (ii) set forth in reasonable detail the calculations of the ratios described in Section 9.08.  In case of any Accounting Change, the Company shall prepare footnotes to each Compliance Certificate and the financial statements required to be delivered hereunder that show the differences between the basis for calculating financial covenant compliance pursuant to Section 1.02 (which shall not be based upon nor reflect Accounting Changes) and the financial statements delivered (which shall reflect Accounting Changes).

(d)            Accountants’ Reports. Promptly upon receipt thereof, the Company shall deliver copies of all significant reports submitted by the Company’s firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Company and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their services.

(e)             Management Reports.  Together with each delivery of financial statements of the Company and the other Group Members pursuant to Subsections 8.01(a) and 8.01(b), the Company will deliver a management report (i) describing the operations and financial condition of the Company and its Subsidiaries for the month then ended and the portion of the current Fiscal Year then elapsed (or for the Fiscal Year then ended in the case of year-end financials), (ii) setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent projections for the current Fiscal Year delivered pursuant to Subsection 8.01(f), and (iii) discussing the reasons for any significant variations.  The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of the Company to the effect that such information fairly presents the results of operations and financial condition of the Company and its Subsidiaries as at the dates and for the periods indicated.

(f)               Projections.  Prior to each Fiscal Year end, beginning with the end of the current Fiscal Year, the Company shall prepare and deliver to Purchaser consolidated and consolidating projections of the Group for the next succeeding Fiscal Year, on a quarterly basis with respect to the Company and on a month to month basis with respect to the other Group Members, including consolidated and consolidating balance sheets as at the end of each relevant period and consolidated and consolidating income statements and statements of cash flows for each relevant period and for the period commencing at the beginning of the Fiscal Year and ending on the last day of such relevant period.  The Company shall include a summary of the material assumptions made in the preparation of such projections, which assumptions shall be reasonable and made in good faith.

(g)            SEC Filings and Press Releases.  At such time, and for so long as the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, promptly upon their becoming available, the Company shall deliver copies of (i) all SEC Reports of the Company and each Subsidiary, (ii) all financial statements, reports, notices and proxy statements sent or made available by the Company or any of its Subsidiaries to their security holders, (iii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the Commission or any governmental or private regulatory authority, and (iv) all press releases and other statements made available by the Company or any of its Subsidiaries to the public concerning material developments in the business of the Company or any of its Subsidiaries.

(h)            Events of Default, Etc.  Promptly upon the Company obtaining knowledge of any of the following events or conditions, the Company shall deliver copies of all notices given or received by the Company or any of its Subsidiaries with respect to any such event or condition and a certificate of the Company’s chief executive officer specifying the nature and period of existence of such event or condition and what action the Company has taken, is taking and proposes to take with respect thereto:  (i) any condition or event that constitutes a Default, Event of Default or breach of any provision of this Agreement or any other Investment Document or any default or event of default under the Senior Loan Documents; (ii) any notice that any Person has given to the Company or any Subsidiary, or any other action, taken with respect to a claimed default in any agreement evidencing Indebtedness or any other Material Contract to which the Company or any Subsidiary is a party; or (iii) any event or condition that could reasonably be expected to result in a Material Adverse Effect.

(i)                Litigation; Bankruptcy Proceeding.  Promptly upon any officer of the Company obtaining knowledge of (i) the institution of any material action, suit, proceeding, governmental investigation or arbitration against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries or purporting to invalidate or enjoin this Agreement, any Senior Indebtedness or any Investment Document not previously disclosed by the Company to the Purchaser, (ii) any development in the Bankruptcy Proceeding that is significant to the Company or could be relevant to the Purchaser in any material respect, including any litigation or threat of litigation, any claim or assertion that the Company or any member of the Group is liable to Possible Dreams or its creditors and any claim or threatened claim against present or former officers or directors of any member of the Group, or (iii) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries which, in each case, is reasonably possible to have a Material Adverse Effect, the Company will promptly give notice thereof to the Purchaser and provide such other information as may be reasonably available to them to enable the Purchaser and its counsel to evaluate such matter.

(j)                Subsidiaries.  Not less than 15 days prior to creating a Subsidiary or acquiring the stock of, or other equity interests in, a Person, such that such Person will become a Subsidiary of any Group Member, the Company shall notify the Purchaser of the Company’s or any of its Subsidiary’s intention to create such Subsidiary or acquire such stock or equity interests, and following such notice such Subsidiary will not be created or acquired until the Company has caused each Subsidiary to execute a Guaranty and delivered to the Purchasers such legal opinions and other documents as the Purchasers may reasonably request.

(k)             Supplemented Schedules; Notice of Corporate Changes.  The Company shall provide prompt written notice to the Purchaser of any material change after the Closing Date in the authorized and issued Capital Stock of the Company or any other Group Member or any other material amendment to their charter, by-laws or other organizational documents, such notice, in each case, to identify the applicable jurisdictions, capital structures or amendments as applicable.

(l)                Other Information.  With reasonable promptness, the Company shall deliver such other information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably required by any Purchaser, including management letters prepared by independent accountants.

8.02                        Preservation of Corporate Existence.  The Company shall, and shall cause each Group Member to:

(a)                preserve, renew and maintain in full force and effect its corporate (or, as applicable, limited liability partnership or other entity) existence;

(b)               conduct its business in accordance with sound business practices;

(c)                file or cause to be filed in a timely manner all material reports, applications, estimates and licenses that shall be required by each Governmental Authority; and

(d)               take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business.

8.03                        Payment of Obligations.  The Company shall, and shall cause each Group Member to, pay, discharge or otherwise satisfy, at or before maturity, or before they become delinquent, as the case may be, all their respective obligations and liabilities, including without limitation:

(a)                all material Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, and any additional costs that are imposed as a result of any failure to pay, discharge or otherwise satisfy such obligations, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;

(b)               all material lawful claims which the Company and each of its Subsidiaries are obligated to pay, which are due and which, if unpaid, might by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; and

(c)                all material payments of principal, interest and other material amounts when due on Indebtedness.

8.04                        Compliance with Laws.  The Company shall comply, and shall cause each Group Member to, comply, in all material respects with all Requirements of Law and with the directions, orders, requirements and demands of each Governmental Authority having jurisdiction over them or their business or property (including, all applicable Environmental Laws, as provided below), except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

8.05                        Environmental Laws.  The Company shall, and shall cause each of its Subsidiaries to:

(a)                Comply in all material respects with, and undertake commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and undertake reasonable best efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws;

(b)               Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such; and

(c)                Defend, indemnify and hold harmless the Purchaser, and its employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Company or any of its Subsidiaries or its properties, or any orders, requirements or demands of Governmental Authorities related thereto, or relating to the presence of Hazardous Materials on any of the properties of the Company or any Subsidiary, including, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence, bad faith, or willful misconduct of the party seeking indemnification therefor.  The agreements in this paragraph shall survive repayment of the Note and all other amounts payable hereunder.

8.06                        Inspection.  The Company shall permit, and shall cause each Group Member to permit, representatives of the Purchaser, from time to time, and upon reasonable prior notice and during regular business hours without disruption to the Company’s and the other Group Members’ business, to: (a) once per year (or with unlimited frequency during the existence of an Event of Default) (i) visit and inspect the Company’s and the other Group Members’ properties; or (ii) inspect, audit and make extracts from its books, records and files; and (b) discuss with the Company’s and the other Group Members’ principal officers and its independent accountants, the Company’s and the other Group Members’ business, assets, liabilities, financial condition, results of operations and business prospects; provided, however, that no such inspection or discussion, the failure to conduct same, nor any knowledge of the Purchaser, including, without limitation, any knowledge obtained by the Purchaser in connection with any such inspection or discussion, shall constitute a waiver of any rights the Purchaser may have under any representation, warranty, covenant, term or agreement under any of the Investment Documents.

8.07                        Payment of Note.  The Company shall pay the principal of, premium on, interest on and other amounts due in respect of, the Note on the dates and in the manner provided in the Note.

8.08                        Maintenance of Properties; Insurance.

(a)                The Company shall, and shall cause each other Group Member to maintain or cause to be maintained in good repair, working order and condition all material properties used in their respective businesses and will make or cause to be made all appropriate repairs, renewals and replacements thereof so that the efficiency of its business operations shall be fully maintained and preserved.

(b)               The Company shall, and shall cause each other Group Member to, maintain or cause to be maintained with financially sound and reputable insurers that have a rating of “A” or better as established by Best’s Rating Guide (or an equivalent rating with such other publication of a similar nature as shall be in current use), public liability and property damage insurance with respect to their respective businesses and owned properties against loss or damage of the kinds customarily carried or maintained by companies of established reputation engaged in similar businesses and in amounts reasonably acceptable to Purchaser and will deliver evidence thereof to Purchaser, and with respect to property leased by the Company or any other Group Member, the applicable Group Member shall maintain the insurances required by the relevant lease.  Without limiting the foregoing, the Company will establish by the Closing Date and maintain at all times thereafter business interruption insurance in respect of the Group in an amount satisfactory to the Purchaser.  All such insurance policies shall provide that they may not be canceled unless the insurance carrier gives at least 30 days prior written notice of such cancellation to Purchaser.

8.09                        Books and Records.  The Company shall, and shall cause each of its Subsidiaries to, keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with GAAP to the Company and its Subsidiaries taken as a whole.

8.10                        Board Nominees; Management Rights.  The Company shall give, and cause each of the other Group Members to give, WMF notice of (in the same manner as notice is given to Directors), and permit one Person designated by WMF to attend as observer at, all meetings of the Company’s and each other Group Member’s Board of Directors and shall provide to WMF the same information concerning the Company or other Group Members, and access thereto, provided to Directors of the relevant Group Member.  The reasonable travel expenses incurred by any such designee of WMF in attending any board meetings shall be reimbursed by the Company.

8.11                        Use of Proceeds.  The Company shall deposit the proceeds of the sale of the Note hereunder in a deposit account in the name of U.S. Bank, National Association, as Collateral Agent for the Purchaser, to be pledged to such Collateral Agent (for the benefit of the Purchasers) pursuant to the Cash Collateral Pledge Agreement.  Such proceeds may be withdrawn and used only as provided in the Cash Collateral Pledge Agreement.

8.12                        Release Date; Liquidation of Non-Group Members.

(a)                On or prior to the first Release Date, the Company shall (i) cause all Capital Stock of WC Holdings and its Subsidiaries not held by the Company or Group Members on the Closing Date to be exchanged for Capital Stock of the Company so that each such Group Member becomes Wholly-Owned, and (ii) cause each of the other Group Members to execute and deliver a Guaranty and deliver to the Purchasers such legal opinions and other documents as the Purchasers may reasonably request consistent with the terms hereof relating to Subsidiary Guarantors generally.  In connection with such Guaranties being provided by Group Members, Purchaser shall enter into Intercreditor Agreements with the administrative agents under the Senior Loan Agreements to which such Group Members are a party, which Intercreditor Agreements shall be in a form acceptable to each of the Purchasers in their sole discretion.

(b)               The Company shall use commercially reasonable efforts to sell or liquidate all members of P.D. Holdings Group and conclude the Bankruptcy Proceeding, in each case as soon as reasonably practicable after the Closing Date, and to cause all remaining net assets of P.D. Holdings Group to be distributed to the Company (subject in each case to the Bankruptcy Proceeding and the rules, regulations and orders of the Bankruptcy Court).

8.13                        Minimum Cash Balance.  The Company shall maintain at all times prior to the first Release Date a minimum amount of cash and Cash Equivalents of $750,000.

ARTICLE 9

NEGATIVE COVENANTS

Until the payment by the Company of all principal of and interest on the Note and all other amounts due at the time of payment of such principal and interest to the Purchaser under this Agreement and the other Investment Documents, including, all fees, expenses and amounts due at such time in respect of indemnity obligations under Article 7, the Company hereby covenants and agrees with the Purchaser as follows (unless otherwise agreed by the Required Purchasers):

9.01                        Fundamental Changes; Consolidations, Mergers and Acquisitions.  The Company shall not, and shall not permit any Group Member to, directly or indirectly:  (a) amend, modify or waive any term or provision of its articles of incorporation, certificate of designation (or corporate charter or other similar organizational document) operating agreement or by-laws (or other similar document) in any manner adverse to the interests of the Purchaser hereunder or under any of the other Investment Documents, unless required by law; (b) enter into any transaction of merger or consolidation; (c) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); (d) acquire by purchase or otherwise all or any substantial part of the business or assets of any other Person; or (e) change its Fiscal Year; provided, however, (1) any Subsidiary Guarantor may merge with any other Subsidiary Guarantor or the Company and (2) any Subsidiary Guarantor may wind-up into the Company or any other Subsidiary Guarantor.

9.02                        Transactions with Affiliates.  The Company shall not, and shall not permit any Group Member to (a) enter into any transaction or agreement or other Contractual Obligation with, or make any payment whether or not in the ordinary course of business to, any Affiliate, (b) amend or terminate any existing agreement with any Affiliate, (c) purchase from or provide to an Affiliate any selling, general, management or administrative services, except as permitted by Section 9.13, (d) directly or indirectly make any sales to or purchases from an Affiliate, or (e) increase the compensation being paid to an Affiliate; except (i) pursuant to the reasonable requirements of its business, (ii) upon fair and reasonable terms, (iii) as to each such transaction in excess of $500,000, upon 10 days’ prior written notice to the Purchasers prior to the consummation thereof, and (iv) in each case on terms that are no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not its Affiliate.  The foregoing shall not apply to:

(a)                any employment agreements, non-competition agreements, stock purchase or option agreements, collective bargaining agreements, employee benefit plans or arrangements (including vacation plans, health and life insurance plans, deferred compensation plans, stock loan plans, directors’ and officers’ indemnification agreements and retirement, savings or similar plans), related trust agreements or any similar arrangements, in each case in respect of employees, officers or directors and entered into in the ordinary course of business, on customary terms and consistent with past practice, any payments or other transactions contemplated by any of the foregoing and any other payments of compensation to employees, officers, or directors in the ordinary course of business, on customary terms and consistent with past practice;

(b)               transactions between or among the Company and/or Subsidiary Guarantors;

(c)                transactions permitted under Sections 9.07, 9.11(b), (c) or (f), and 9.13;

(d)               any agreement as in effect on the Closing Date set forth on Schedule 9.02 (other than an agreement subject to Section 9.13), any renewal or extension thereof, or any amendment thereto, permitted under this Agreement and any transaction contemplated thereby, provided that any such renewal, extension or amendment is on terms not more adverse to the Purchaser in any respect; and

(e)                any transaction on arm’s length terms with non-affiliates that become Affiliates as a result of such transaction.

9.03                        No Inconsistent Agreements.  The Company shall not, and shall not permit any Group Member to, enter into any Contractual Obligation or enter into any amendment or other modification to any currently existing Contractual Obligation of the Company, or any Group Member, which by its terms restricts or prohibits the ability of the Company to pay the principal of or interest on the Note or to fully satisfy all of the obligations under the Investment Documents of the Company or any Group Member.

9.04                        Limitation on Indebtedness.  The Company shall not, and shall not cause, suffer or permit any Group Member to, directly or indirectly, collectively and in the aggregate, issue, contract, create, assume, otherwise incur or permit to exist any Indebtedness, except the following (each, a “Permitted Indebtedness”):

(a)                Indebtedness created under this Agreement, the Note and the other Investment Documents;

(b)               Indebtedness (other than under the Senior Loan Documents) listed on Schedule 5.25;

(c)                Senior Indebtedness (inclusive of Indebtedness listed on Schedule 5.25), up to an aggregate outstanding principal amount of $58,000,000 (reduced by the amount of any principal repayments or prepayments of the term loans and reductions in the revolving commitments under the Senior Loan Agreements, as refinanced and in effect from time to time); provided that (i) Primrose and its Subsidiaries shall not incur or permit to exist more than $14,500,000 (reduced by the amount of any principal repayments or prepayments of the term loans and reductions in the revolving commitments under the Senior Loan Agreement to which Primrose and its Subsidiaries are parties, as refinanced and in effect from time to time) of Indebtedness pursuant to this clause (c); and (ii) WC Holdings and its Subsidiaries shall not in the aggregate incur or permit to exist more than $43,500,000 (reduced by the amount of any principal repayments or prepayments of the term loans and reductions in the revolving commitments under the Senior Loan Agreement to which WC Holdings and its Subsidiaries are parties, as refinanced and in effect from time to time) of Indebtedness pursuant to this clause (c);

(d)               Non-current liabilities for post-employment healthcare and other insurance benefits;

(e)                Trade payables and accrued expenses, in each case arising in the ordinary course of business and not overdue by more than 90 days;

(f)                  Indebtedness in an aggregate principal amount not to exceed $500,000 secured by a Lien permitted under Section 9.05(e);

(g)               Indebtedness between and/or among the Company and other Group Members; provided that

(i)                                     such Indebtedness shall, at any time after 30 days from the Closing Date:

(A)         be subordinated in right of payment to all Indebtedness under the Note and the other Investment Documents such that, (1) from and after such time as any principal of the Indebtedness under the Note and this Agreement shall become due and payable (whether at stated maturity, by acceleration or otherwise), and (2) while any Default or Event of Default exists, no payment or distribution shall be made in respect of principal or interest on such Indebtedness no payment or distribution shall be made in respect of such Indebtedness unless and until all Indebtedness under the Investment Documents has been paid in full and in cash; and

(B)           have such other terms and provisions as the Purchaser may reasonably require; and

(ii)                                  the aggregate principal amount of Indebtedness of Subsidiaries that are not Subsidiary Guarantors to the Company and/or other Group Members shall not exceed $500,000 at any time outstanding; and

(h)                                 Refinancings, refundings or extensions of Permitted Indebtedness under Section 9.04(b); provided, that any such refinancings, refundings or extensions shall not:

(i)                                     together with any Indebtedness under Section 9.04(b) not being refinanced, refunded or extended, exceed the principal amount set forth on Schedule 5.25;

(ii)                                  shorten the maturity (or weighted average life to maturity) of such Indebtedness or convert a revolving credit facility into a facility which provides for the amortization of principal;

(iii)                               increase the interest rate applicable to such Indebtedness;

(iv)                              cause any covenants or undertakings (whether affirmative or negative) of the Company or its Subsidiaries in respect of such Indebtedness to be materially more restrictive than such covenants or undertakings had been prior to such refinancing, refunding or extension;

(v)                                 facilitate the exercise or enforcement of any remedies of any obligee of such Indebtedness in respect of any default or event of default thereunder;

(vi)                              materially and adversely affect any obligations under the Investment Documents to Purchaser; or

(vii)                           result in any amendments or modifications of any of the subordination provisions applicable to such Indebtedness;

(i)                   Indebtedness under hedging agreements permitted by Section 9.22;

(j)                   Contingent Obligations permitted by Section 9.12; and

(k)                other unsecured Indebtedness, up to an aggregate outstanding principal amount of $1,000,000, inclusive of Indebtedness listed on Schedule 5.25.

The Company will not permit:

(x)                                   any Group Member to be directly or indirectly liable, as a result of any Contingent Obligation or otherwise, on all or any portion of Indebtedness of any Subsidiaries other than Group Members, except for the Indebtedness listed on Schedule 9.04;

(y)                                 any Group Member to, directly or indirectly, issue, contract, create, assume, otherwise incur or permit to exist any Indebtedness a holder of which would be entitled, upon the lapse of time or notice or otherwise, to accelerate such Indebtedness or to require any Group Member to purchase, redeem or otherwise pay such Indebtedness upon a default or event of default under any Indebtedness or other obligation of any Subsidiary other than a Group Member; or

(z)                                   any default or event of default under any Indebtedness of any Subsidiaries other than Group Members to create any rights against any Group Member.

9.05                        Limitation on Liens.  The Company will not, and will not permit any Group Member to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset (including, any document or instrument with respect to goods or accounts receivable) of the Company or any Group Member, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances.  “Permitted Encumbrances” means the following:

(a)                Liens for Taxes, assessments, charges or other governmental levies not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Company or Group Member, as the case may be, in conformity with GAAP;

(b)               Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than 30 days delinquent or which are being contested in good faith; provided that an adequate reserve or other appropriate provision shall have been made therefor and the aggregate amount of such Liens is less than $250,000;

(c)                Liens (other than any Lien imposed under or in connection with ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, public or statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds, contractual or warranty obligations and other similar obligations (exclusive of obligations for the payment of borrowed money);

(d)               deposits in an aggregate amount not to exceed $100,000 made in the ordinary course of business to secure liability to insurance carriers under insurance or self-insurance arrangements;

(e)                Liens securing purchase money obligations to acquire assets or Capital Lease Obligations; provided that:

(i)                     each such Lien attaches to such asset concurrently with or within 10 days after acquisition thereof;

(ii)                  each such Lien does not exceed the purchase price of the relevant asset;

(iii)               the aggregate principal amount of all Indebtedness secured by all such Liens shall not exceed $500,000; and

(iv)              each such Lien encumbers only the asset so purchased;

(f)                  any attachment or judgment Lien not constituting an Event of Default;

(g)               leases or subleases granted to others not interfering in any material respect with the business of the Company or any of its Subsidiaries;

(h)               easements, rights of way, restrictions, building laws, land use and similar laws, municipal ordinances, restrictive covenants encumbering the land or the use thereof, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached; and

(i)                   Liens existing on the date hereof and set forth on Schedule 5.25 hereto (other than Liens permitted by Section 9.05(e)), and extensions, renewals and replacements thereof, provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property).

9.06                        Dispositions of Assets.  The Company will not, and will not permit any of the other Group Members to, directly or indirectly, convey, sell (pursuant to a sale/leaseback or otherwise), lease, sublease, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of transactions, any of its property, business or assets, including the Capital Stock of any Subsidiary that is a Group Member, whether now owned or hereafter acquired, except for (each, a “Permitted Disposition”):

(a)                bona fide sales of inventory to customers for fair value in the ordinary course of business;

(b)               the sale, lease, transfer or other disposition of obsolete machinery, parts, equipment and other assets no longer used or useful in the conduct of the business of the Company or any other Group Member, as appropriate, to customers for fair value in the ordinary course of business so long as the Net Proceeds therefrom are used to repair or replace obsolete property or to purchase or otherwise acquire new assets or property;

(c)                Asset Dispositions if all of the following conditions are met:

(i)                                     the market value of assets sold or otherwise disposed of (by the Company and the other Group Members taken as a whole) in any Fiscal Year do not exceed $300,000;

(ii)                                  the Net Proceeds received are at least equal to the fair market value of such assets;

(iii)                               at least 75% of the consideration received is cash;

(iv)                              after giving effect to the sale or other disposition of the assets included within the Asset Disposition and the repayment of Indebtedness with the proceeds thereof, the Company would be in compliance on a pro forma basis with the covenants set forth in Section 9.08 hereof and is in compliance with all other terms and conditions of this Agreement;

(v)                                 the Net Proceeds received are applied to repay Senior Indebtedness or prepay the Note;

(vi)                              no Event of Default then exists or shall result from such sale or other disposition; and

(vii)                           such Asset Disposition does not involve the sale of some but not all of the Capital Stock of a Subsidiary Guarantor.

(d)               issuances of Capital Stock (other than by WC Holdings and its Subsidiaries) upon exercise of options;

(e)                the disposition of Pumpkin Masters Holdings, Inc., or P.D. Holdings or their Subsidiaries.; and.

(f)                  issuances by Primrose (but not any other Group Member) of options to acquire its common stock, provided that Primrose may make no such issuance if, as a result, the total amount of options, warrants and other rights to acquire common stock of Primrose outstanding at such time would exceed 10% of the aggregate number of shares of Primrose common stock then outstanding or issuable under any such options, warrants or other rights (assuming all such rights are exercisable at such time).

9.07                        Limitations on Restricted Payments.  The Company shall not, and shall not permit any Group Member to, directly or indirectly, declare, order, make or set apart any sum for any Restricted Payment; provided that this Section 9.07 shall not prohibit the following:

(a)                the repurchase by the Company of shares of Capital Stock of the Company owned by former, present or future employees of the Company or its Subsidiaries or their assigns, estates and heirs; provided that no such amounts shall be repurchased unless, at the time of such repurchase, the Company shall, after taking into account the amount of such repurchase (as if it were an expense incurred during the Rolling Period most recently ended), be in compliance with the provisions of Section 9.08, and provided, further, that the aggregate amount expended by the Company pursuant to this clause (a) shall not in the aggregate exceed $500,000 in any Fiscal Year; provided that any repurchase which cannot be made in cash as a result of the Company’s failure to be in compliance with the provisions of Section 9.08 as aforesaid can be made (subject to the dollar limitation set forth above) through the Company’s execution and delivery of a promissory note which shall be subordinated to the Note and the Senior Indebtedness on terms acceptable to the Purchaser.  Notwithstanding any provision of this Section 9.07(a) to the contrary, the Company may repurchase shares of Capital Stock with (1) any amounts contributed to the Company as a result of resales of such repurchased shares of Capital Stock or the sale of Capital Stock of the Company to employees, directors, officers or consultants of the Company or its Subsidiaries that occurs in such Fiscal Year and (2) the cash proceeds from key man life insurance policies received by the Company and its Subsidiaries in such calendar year (including proceeds from the sale of such policies to the person insured thereby);

(b)               repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants as a result of the payment of all or a portion of the exercise price of such options or warrants with Capital Stock;

(c)                cancellation of Indebtedness relating to the purchase of Capital Stock owing to the Company from employees, directors, officers or consultants of the Company or any of its Subsidiaries in connection with a repurchase of Capital Stock of the Company;

(d)               to the extent constituting Restricted Payments, any payments expressly permitted by the terms of Section 9.13; and

(e)                Restricted Payments upon consummation of the Transaction in an aggregate amount not to exceed $60,000,000 (plus the net proceeds of any equity issuance by the Company or any other Group Member otherwise permissible under Section 9.16 after the date hereof, including in connection with the exercise of stock options), provided that, after giving effect to the Transaction including such Restricted Payments on a pro forma basis as of the last day of the fiscal quarter most recently ended, the Company shall be in compliance with Section 9.08 and no Default or Event of Default shall have occurred and then be continuing.

9.08                        Financial Covenants.

(a)  Maximum Total Leverage Ratio.  The Group will maintain a Total Leverage Ratio the Rolling Period ending on the last day of any fiscal quarter of the Fiscal Years set forth below of not more than the amount set forth below opposite the relevant Fiscal Year in which such period ends:

Fiscal Year	Total Leverage Ratio
2004	3.75 to 1.0
2005	3.50 to 1.0
2006	3.25 to 1.0
2007 and thereafter	3.00 to 1.0

(b)  Minimum Fixed Charge Coverage Ratio.  The Group will maintain a Fixed Charge Coverage Ratio for the Rolling Period ending on the last day of any fiscal quarter of the Company of not less than 1.05 to 1.0.

(c)  Minimum Interest Coverage Ratio.  The Group will maintain an Interest Coverage Ratio for the Rolling Period ending on the last day of any fiscal quarter of the Company of not less than 3.0 to 1.0.

(d)  In the event that the Company or any Group Member refinances or amends the financial covenants contained in any Senior Loan Agreement, the Purchasers shall have the right, but not the obligation, to require the Company to agree to an amendment of the covenant levels or the covenants contained in this Section 9.08 (including any additional covenants that the Required Purchasers may reasonably require) so that such covenant levels and covenants (or any of them) will be conformed to those contained in such Senior Loan Agreement, provided that (i) such revised covenant levels (and such additional covenants) shall be less restrictive on the Company than the covenant levels contained in such refinanced Senior Loan Agreement by a margin of no less than 10% and (ii) such amendment shall also make such changes to the definitions used in this Section 9.08, as so amended, as the Required Purchasers shall reasonably request consistent herewith.   The Company and any Guarantor shall execute

and deliver any such amendment of this Section 9.08 no later than 10 Business Days after any Purchaser’s request in accordance herewith.

9.09                        Employee Benefit Plans.  The Company shall not, and shall not permit any of its Subsidiaries or any ERISA Affiliate to, without the prior approval of the Purchaser (a) establish or materially increase its obligations under, any (i) Plan; (ii) Welfare Plan which provides post-retirement welfare benefits (other than as required by Section 601 of ERISA or the laws of any foreign jurisdiction) or (iii) employee benefit plan or arrangement which provides “parachute payments” (within the meaning of Section 280G(b) of the Code); (b) engage in any Prohibited Transaction, fail to operate any Employee Benefit Plan in compliance with its terms or applicable law, or engage in any conduct or commit any act or suffer to exist any condition that, either alone or in the aggregate, would give rise to any material excise tax, penalty, interest, or liability under the Code or ERISA; (c) permit the Amount of Unfunded Benefit Liabilities under all Plans (excluding Plans with no Amount of Unfunded Benefit Liabilities) to exceed $250,000; (d) fail to make any payments or contributions to any Plan or Multiemployer Plan that the Company or any ERISA Affiliate may be required to make under any such Plan, Multiemployer Plan, any agreement relating thereto, or any law pertaining thereto; (e) voluntarily terminate any Plan, if such termination would result in the imposition of a Lien on the Company or any ERISA Affiliate; (f) adopt any amendment to any Plan with respect to which security is required under Section 307 of ERISA or Section 401(a)(29) of the Code; (g) fail to make any required contribution to any Plan subject to Section 412(n) of the Code or Section 302(e) of ERISA that with the passage of time reasonably would result in a Lien upon the assets of the Company or any ERISA Affiliate; (h) create or suffer to exist any liability with respect to post-retirement benefits under any welfare benefit plan (as defined in Section 3(1) of ERISA) if, after immediately giving effect to such liability, the aggregate annualized cost with respect to such post-retirement benefits for any fiscal year would exceed $250,000; (i) with respect to any Pension Plan, permit any accumulated funding deficiency, within the meaning of Section 302 of ERISA or Section 412 of the Code, to exist, whether or not waived; (j) cause to suffer to exist any Termination Event which, either alone or in the aggregate, could result in either the imposition of a Lien on the Company or any ERISA Affiliate, or liability to the Company or any ERISA Affiliate in excess of $250,000; (k) establish or increase any unpredictable contingent event benefits (within the meaning of Section 412(l)(7)(B)(ii) of the Code) with unfunded liabilities, either alone or in the aggregate, in excess of $250,000; or (l) create or suffer to exist any liability with respect to any employee benefit plan or arrangement, either alone or in the aggregate, if, after immediately giving effect to such liability, the present value of all such unfunded liabilities would exceed $250,000.

9.10                        Limitation on Business of the Company.  The Company shall not, and shall not permit any Group Member to engage in any business or transaction other than the business in which it is currently engaged and the transactions contemplated by, or permitted under, this Agreement except for other businesses that are ancillary, incidental or necessary to its ongoing business as presently conducted and constitute an insubstantial part of the business of the Group taken as a whole.  The Company shall cause P.D. Holdings not to engage in any business or activity, other than the holding of Capital Stock of Possible Dreams.

9.11        Investments.  The Company shall not, and shall not permit any Group Member to, directly or indirectly, make or own any Investment in any Person except:  (a) Investments in

Cash Equivalents; provided that such Cash Equivalents are not subject to setoff rights in favor of the issuing bank arising from any existing banking relationship; (b) (i) intercompany loans to the extent permitted under Section 9.04, and (ii) other Investments by the Company or any Subsidiary Guarantor into the Company or any other Subsidiary Guarantor; (c) loans and advances to employees of the Group for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $200,000 in the aggregate at any time outstanding; (d) receivables owing to the Company or any other Group Member and advances or prepayments to suppliers or other advances in connection with the purchase of goods, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (e) Investments received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business; (f) commission, travel, petty cash and similar advances to officers, employees, consultants and agents in the ordinary course of business; (g) investments consisting of hedging agreements, to the extent permitted under the Senior Loan Agreements and Section 9.22; (h) investments consisting of (i) prepaid expenses, (ii) negotiable instruments held for collection, (iii) lease, utility, workers’ compensation, performance and other similar deposits, and (iv) insurance claim receivables; (i) Investments in the Pumpkin Group and the P.D. Holdings Group existing on the Closing Date (but not any increase thereof); and (j) additional Investments in the form, however structured, of strategic partnerships or joint ventures with Persons (other than Investments in any P.D. Holdings Group Member, any member of Pumpkin Group or Persons who are Affiliates of the Company prior to such Investment) engaged in businesses which are the same or strategically related to the business of the Company but in no event shall such additional Investments exceed $500,000 in the aggregate at any one time outstanding.

9.12                        Contingent Obligations.  The Company shall not, nor shall it permit any of the other Group Members to, directly or indirectly, create or become liable with respect to any Contingent Obligation except those:  (a) resulting from endorsements of negotiable instruments for collection in the ordinary course of business; (b) arising under the Investment Documents; (c) existing on the Closing Date and as described in Schedule 9.12 annexed hereto; (d) arising with respect to customary indemnification and purchase price adjustment obligations incurred in connection with any Asset Dispositions; (e) incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and similar obligations not exceeding any time outstanding $50,000 in aggregate liability; (f) incurred with respect to any Indebtedness permitted pursuant to Section 9.04 hereof; (g) guarantees by the Company (other than guarantees of obligations of Subsidiaries that are not Group Members) incurred in the ordinary course of business for an aggregate amount not to exceed $250,000 at any one time; (h) guarantees of obligations in connection with workmen’s compensation obligations and general liability exposure of the Company and the other Group Members; or (i) Contingent Obligations in respect of obligations of other Persons (other than Subsidiaries that are not Group Members) not otherwise permitted by clauses (a) through (h) above so long as any such Contingent Obligations shall not exceed $100,000 in the aggregate at any time outstanding.

9.13                        Management Fees and Compensation.  The Company shall not, nor shall it permit any Group Member to, directly or indirectly, pay any management, consulting or similar fees to any Affiliate (other than the Company) or to any Director, officer or employee of the Company or any of its Subsidiaries except (a) reasonable Director’s fees and expenses (other than Director’s fees payable to Directors who are designees of Capital Partners and fees payable to Directors of Subsidiaries who are not Group Members), (b) reasonable legal fees payable to Samuel B. Fortenbaugh for services rendered to the Group (or to Subsidiaries other than Group Members, but only to the extent of payments received by the Company from such Subsidiaries related thereto), (c) management fees payable to Capital Partners in an amount per fiscal quarter not to exceed the sum of (i) the greater of 5% of the EBITDA of the Group and $375,000 (reduced by the first $37,500 paid to the Company as contemplated by clause (ii))], plus (ii) the amount of payments related thereto received by the Company from Subsidiaries other than Group Members, plus (iii) reasonable out-of-pocket fees and expenses incurred by Capital Partners attributable to the Group (or to Subsidiaries other than Group Members, but only to the extent of payments received by the Company from such Subsidiaries related thereto) in connection with the provision of such management services (except for rent, utilities and compensation for any employees of Capital Partners), in each case payable quarterly pursuant to the Advisory Services Agreement, (d) if the Company or any Group Member (or Subsidiaries other than Group Members, but only to the extent of payments received by the Company from such Subsidiaries related thereto) completes any acquisition or series of related acquisitions which was presented to the Company by Capital Partners, an investment banking advisory fee in connection therewith in an amount which is (x) reasonable and customary for transactions of such size and complexity, (y) reasonably agreed to by the Company and Capital Partners after negotiations on an arm’s length basis and (z) no greater than $500,000 per acquisition or series of related acquisitions, as applicable, (e) reimbursement of Capital Partners for actual out of pocket expenses paid by Capital Partners in connection with the relocation of the Company’s executive offices and related leasehold improvements and office furnishings in an amount not to $400,000 in the aggregate (but not including expenses properly attributable to the relocation of Capital Partner’s offices and related leasehold improvements and office furnishings), and (f) a fee payable to Capital Partners of $250,000 upon consummation of the Transaction, provided that no such fees and expenses under clauses (c) and (d) shall be paid unless (i) giving pro forma effect to such payment as of the last day of the immediately preceding fiscal quarter, the Company is in compliance with Section 9.08 and (ii) no Default or Event of Default exists at the time of such payment or giving effect thereto.

9.14                        Fiscal Year.  The Company shall not, nor shall it permit any Group Member to, change its Fiscal Year without the prior consent of the Purchaser.

9.15                        Press Release; Public Offering Materials.  Except as required by law, neither the Company nor any of its Affiliates shall, nor shall the Company or any of its Affiliates permit any of their respective Subsidiaries to, disclose the name of the Purchaser or any of its Affiliates in any press release or in any prospectus, proxy statement or other materials filed with the governmental entity relating to a public offering of the Capital Stock of the Company, any of its Affiliates or any of their respective Subsidiaries without such Purchaser’s or such Affiliate’s prior written consent which shall not be unreasonably withheld.

9.16                        Subsidiaries.  Except as permitted in Section 8.01(j), the Company shall not, nor shall any Group Member be permitted to, directly or indirectly, establish, create or acquire any new Subsidiary.  Except as expressly permitted by Section 9.06(e), the Company will not sell, transfer, pledge, or otherwise dispose of any Capital Stock in any of its Subsidiaries, nor will it permit any of the Group Members (i) except as expressly permitted by Section 9.06(d), to issue, sell, transfer, pledge or otherwise dispose of any of their Capital Stock or (ii) except as expressly permitted by Section 9.06(f), grant any options, warrants or similar rights in respect of Capital Stock of Group Members.

9.17                        No Negative Pledges.  The Company will not, and will not permit any Group Member to, directly or indirectly enter into or assume, or become subject to, any agreement prohibiting, or otherwise restricting, the creation or assumption of any Lien upon any of their properties or assets, whether now owned or hereafter acquired, except (a) pursuant to the Senior Loan Agreements; (b) pursuant to the Investment Documents; and (c) in connection with any Permitted Encumbrance; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Encumbrance.

9.18                        No Restrictions on Subsidiary Distributions to the Company.  Except, at any time prior to the Release Date pursuant to the Senior Loan Agreements as in effect on the date hereof or as amended as permitted by Section 9.19, and except for encumbrances and restriction contained herein and in the other Investment Documents, the Company will not, and will not permit any other Group Member to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Company or such Group Member to:  (a) pay dividends or make any other distribution on any of such Subsidiary’s Capital Stock owned by the Company or any Group Member; (b) subject to subordination provisions for the benefit of and acceptable to Purchaser, pay any Indebtedness or other obligation owed to the Company or any other Group Member; (c) make loans or advances to the Company or any other Subsidiary; or (d) sell, lease or transfer any of its property or assets to the Company or any other Group Member.

9.19                        Modification of Senior Loan Agreements.  The Company will not, and will not permit any Group Member to, amend, replace, refinance or otherwise modify the Senior Loan Agreements or any of the Senior Loan Documents, as in effect on the Closing Date, in any way materially adverse to the Purchaser.

9.20                        Limitations on Layering.  The Company shall not, and shall not permit any other Group Member to, incur any Indebtedness that is expressly (i) subordinate or junior in right of payment to any Indebtedness arising under any Senior Indebtedness, and (ii) senior in any respect in right of payment to any Indebtedness arising under this Agreement and the Note.

9.21                        Sale Leasebacks.  The Company shall not, nor shall it permit any of the other Group Members to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease Obligation, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) that the Company or any other Group Member has sold or transferred or is to sell or transfer to a Person which is not the Company or a Subsidiary thereof, or (b) that the Company or any other Group Member intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by the Company or any other Group Member to another Person which is not the Company or a Group Member thereof in connection with such lease except, in each case, to the extent the disposition of such property would be a Permitted Disposition, and the Indebtedness incurred would be Permitted Indebtedness.

9.22                        Hedging Agreements.  Neither the Company nor any Group Member shall enter into, create, incur, assume or suffer to exist any interest rate, currency, commodity or other swap, collar or cap agreement or similar hedge, except in the ordinary course of business for non-speculative purposes.

9.23                        Independent Directors.  The Company shall cause each member of the Pumpkin Group to at all times have at least one director who is not an employee, officer or director of any Group Member.

ARTICLE 10

PREPAYMENT

10.01                 Optional Prepayment.  Subject following the Release Date to Section 7 of the Note, the Company may prepay outstanding principal (together with accrued interest) on the Note in accordance with the “Optional Prepayment” provisions set forth in Section 4 of the Note.

10.02                 Mandatory Prepayment.  Subject following the Release Date to Section 7 of the Note, the Company shall prepay outstanding principal (together with accrued interest) on the Note in accordance with the “Mandatory Prepayment” provisions set forth in Section 3 of the Note.

ARTICLE 11

MISCELLANEOUS

11.01                 Survival of Representations and Warranties.  All of the representations and warranties made herein shall survive the execution and delivery of this Agreement, notwithstanding any investigation by or on behalf of the Purchaser, acceptance of the Note and payment therefor, or termination of this Agreement.

11.02                 Notices.  All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier (with receipt confirmed), courier service or personal delivery:

(a)

if to WMF:

J.H. Whitney Mezzanine Fund, L.P.

177 Broad Street

Stamford, Connecticut  06901

Telecopier No.:  (203) 973-1422

Attention:

Mr. Kevin Smith

Mr. Michael Salvator

with a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166-0193

Telecopier No.:  (212) 351-5276

Attention:  Joerg Esdorn, Esq.

(b)

if to the Company:

Security Capital Corporation

Three Pickwick Plaza

Greenwich, CT 06830

Telecopier No.:  203-625-0423

Attention:

Brian D. Fitzgerald

William R. Schlueter

Diane M. LaPointe

with a copy to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Telecopier No.:  (212) 309-6273

Attention:

Christopher T. Jensen, Esq.

Stephanie M. Gulkin, Esq.

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; if mailed, five Business Days after being deposited in the mail, postage prepaid; or if telecopied, when receipt is acknowledged.

11.03                 Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.  Subject to applicable securities laws and the terms of the Note, any Purchaser may transfer, in whole or in part, the Note to any Person, who shall be deemed a Purchaser hereunder.  Any such transferee of the Note automatically shall be entitled to the benefits of this Agreement and the other Investment Documents.  The Company may not assign any of its rights, or delegate any of its obligations, under this Agreement without the prior written consent of the Purchaser, and any such purported assignment by the Company without the written consent of the Purchaser shall be void and of no effect.  Except as provided in Article 7, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of any of the Investment Documents.

11.04                 Amendment and Waiver.

(a)                                  No failure or delay on the part of any of the parties hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for in this Agreement are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

(b)                                 No amendment, supplement or modification of or to any provision in this Agreement or the Note, or any waiver of any such provision or consent to any departure by any party from the terms of any such provision may be made orally.

(c)                                  Any (i) amendment, supplement or modification hereto or to any of the Investment Documents, (ii) consent hereunder or under the other Investment Documents or (iii) waiver of any provision (collectively, “Modification”) of this Agreement or any of the other Investment Documents shall be effective as to all Purchasers if given pursuant to a written agreement signed by the Company, the Subsidiary Guarantors and the Required Purchasers; provided, however, that no Modification with respect to this Agreement or any other Investment Document shall (1) without the consent of the Purchaser holding such Note, (A) decrease or forgive the principal of any Note, (B) extend the originally scheduled time of payment of the principal of any Note or the time of payment of interest on such Note, (C) reduce the rate or change the method of payment of interest payable on any Note, or (D) reduce the redemption price payable upon voluntary or mandatory redemption of such Note, or (2) without the consent of each Purchaser, (A) permit any Modification of any Intercreditor Agreement, (B)  release any Guarantor from any of its obligations under any of the Guaranties or waive or otherwise modify Section 8.11, or (C) prevent or restrict any payment required to be made pursuant to the terms of, or release any amount under, the Cash Collateral Pledge Agreement.  No Modification of any of the provisions of Section 11.04(b), 11.04(c) or 11.04(d) shall be effective without the prior written consent of all of the parties hereto, including all Purchasers.

(d)                                 Any Modification shall (i) apply to all of the parties hereto and their successors and assigns and (ii) be effective only in the specific instance and for the specific purpose for which made or given.  Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

11.05                 Signatures; Counterparts.  Facsimile transmissions of any executed original document and/or retransmission of any executed facsimile transmission shall be deemed to be the same as the delivery of an executed original.  At the request of any party hereto, the other parties hereto shall confirm facsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

11.06                 Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

11.07                 GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE LAW OF THE

STATE OF NEW YORK, WITHOUT REGARD TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

11.08                 JURISDICTION, JURY TRIAL WAIVER, ETC.

(a)                                  EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE, THE OTHER INVESTMENT DOCUMENTS OR ANY AGREEMENTS OR TRANSACTION CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM.  EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 11.02, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.

(b)                                 THE COMPANY, ON BEHALF OF ITSELF AND ITS SUBSIDIARIES, HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER INVESTMENT DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  THE COMPANY, ON BEHALF OF ITSELF AND ITS SUBSIDIARIES (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF WMF HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT WMF WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (II) ACKNOWLEDGES THAT WMF HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AND THE OTHER INVESTMENT DOCUMENTS TO WHICH IT IS PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

11.09                 Severability.  If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement.  The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

11.10                 Rules of Construction.  Unless the context otherwise requires, “or” is not exclusive, “including” is not limiting, and references to sections or subsections refer to sections or subsections of this Agreement.  References in this Agreement to any agreement, other document or law “as amended” or “as amended from time to time,” or to amendments of any document or law, shall include any amendments, supplements, replacements, renewals, waivers or other modifications.  References in this Agreement to any law (or any part thereof) include any successor law and any rules and regulations promulgated thereunder (or with respect to such part) by the relevant Governmental Authority, as amended from time to time.

11.11                 Entire Agreement.  This Agreement, together with the exhibits and schedules hereto and the other Investment Documents, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein.  This Agreement, together with the exhibits and schedules hereto, and the other Investment Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

11.12                 Certain Expenses.  The Company will pay all reasonable expenses of the Purchaser (including reasonable fees, charges and disbursements of counsel) in connection with the Transaction (including any request by the Company for consent by the Purchasers to the Transaction and the satisfaction of the Release Conditions as defined in and pursuant to the Cash Collateral Pledge Agreement in connection therewith), any amendment, supplement, modification or waiver of or to any provision of this Agreement or any of the other Investment Documents or any documents relating thereto (including, a response to a request by the Company for the Purchaser’s consent to any action otherwise prohibited hereunder or thereunder), or consent to any departure from, the terms of any provision of this Agreement or such other documents, enforcement of any of the Investment Documents and collection of any payments due to the Purchaser thereunder or involvement or participation in any bankruptcy or insolvency case or proceeding, insolvency proceeding or work-out.

11.13                 Publicity.  Except as permitted in Section 9.15 or as otherwise may be required by applicable law, none of the parties hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other party hereto.  If any announcement is required by law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon.  Notwithstanding the foregoing, WMF and its affiliates may list the Company’s name and logo and describe the Company’s business in their marketing materials and may post such information on their website.

11.14                 Further Assurances.  Each of the parties shall execute such documents and perform such further acts (including, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement, including without limitation, any post-closing assignment(s) by the Purchaser of a portion of the Note to a Person not currently a party hereto.

11.15                 No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Investment Documents.  In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any Investment Document, this Agreement or such other Investment Document shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any other Investment Document.  No knowledge of, or investigation, including without limitation, due diligence investigation, conducted by, or on behalf of, the Purchaser shall limit, modify or affect the representations set forth in Article 5 of this Agreement or the right of the Purchaser to rely thereon.

11.16                 Tax Forms.  On the Closing Date, the Purchaser will provide the Company with one properly prepared and duly executed Internal Revenue Service Form W-9.

11.17                 Confidentiality.  Purchaser agrees to keep confidential all non-public information provided to it by the Company and its Subsidiaries pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent Purchaser from disclosing any such information (a) to any other Purchaser or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective transferee, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Purchaser’s investment portfolio in connection with ratings issued with respect to such Purchaser, or (i) in connection with the exercise of any remedy hereunder or under any other Investment Document.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

SECURITY CAPITAL CORPORATION

By:	/s/ BRIAN D. FITZGERALD
Name: Brian D. Fitzgerald
Title: President and Chief Executive Officer

J.H. WHITNEY MEZZANINE FUND, L.P.

By: Whitney GP, L.L.C.

By:	/s/ DANIEL J. O’BRIEN
Name: Daniel J .O’Brien
A Managing Member

Exhibit A to Securities Purchase Agreement

CASH COLLATERAL PLEDGE AGREEMENT

This AGREEMENT (the “Agreement”), dated as of January 14, 2004, by and among SECURITY CAPITAL CORPORATION, a Delaware corporation (“Pledgor”), J. H. WHITNEY MEZZANINE FUND, L.P., a Delaware limited partnership (“WMF”), and U.S. Bank National Association., as collateral agent hereunder (the “Collateral Agent”).  All capitalized terms used herein without definition shall have the respective meanings set forth in the Purchase Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, pursuant to the terms of the Securities Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, by and between Pledgor and WMF, Pledgor is issuing to WMF a Senior Subordinated Promissory Note, due September 30, 2008, in the initial principal amount of $30,000,000 (together with all notes issued in substitution or replacement or upon full or partial transfer thereof, the “Note”); and

WHEREAS, it is a condition to WMF’s obligation to purchase the Note that the gross proceeds of such issuance be deposited into a cash collateral account, to be held and disbursed pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein, the parties hereto agree as follows:

1.               Cash Collateral Account; Delivery and Possession of Collateral; Grant of Security Interest and Pledge.

(a)          WMF hereby designates the Collateral Agent as collateral agent for itself as well as all other holders from time to time of all or any part of the Note (together with WMF, collectively, the “Holders” or, individually, a “Holder”) for the purposes set forth herein, and the Collateral Agent hereby agrees to act as said Collateral Agent.

(b)         Pledgor hereby authorizes and directs WMF to send or cause to be sent to the Collateral Agent on the date hereof $30,000,000 (the “Deposit”) by wire transfer of immediately available funds, constituting the purchase price for the Note required to be paid by WMF to the Pledgor pursuant to Section 2.01 of the Purchase Agreement.  The Deposit shall be held in the name of the Collateral Agent in trust account no. 744795000 (the “Cash Collateral Account”) at the offices of U.S. Bank National Association (the “Bank”), 60 Livingston Avenue, St. Paul, MN 55107-2292, entitled “U.S. Bank, as Collateral Agent under the Cash Collateral Pledge Agreement with Security Capital Corporation - Cash Collateral Account.”

(c)          Monies from time to time contained in the Cash Collateral Account shall be invested in U.S. Bank money market time deposits (the “Initial Investment”), unless otherwise agreed by the parties hereto (all such investments being the “Investments”).  All

Investments shall  be held in the name of the Collateral Agent and all interest, dividends and other earnings on Investments shall from time to time be credited to the Cash Collateral Account.

(d)         As collateral security for the prompt performance, observance and indefeasible payment in full in cash of all of the Obligations (as hereinafter defined), Pledgor hereby irrevocably assigns, pledges, hypothecates, transfers and sets over to the Collateral Agent for the benefit of the Holders, and grants to the Collateral Agent for the benefit of the Holders, a security interest in all of Pledgor’s right, title and interest in, and a right of setoff against, the Cash Collateral Account, the Deposit, the Investments, as increased by any distributions, interest and other earnings thereon and as reduced by any losses with respect thereto and distributions thereof in accordance with Section 3 hereof, Pledgor’s residuary interest, if any, in the Deposit, the Investments, the funds from time to time in the Cash Collateral Account, and all monies, securities and other property now or hereafter held or received by or in transit to the Collateral Agent or Holders from or for the account of Pledgor, and all proceeds of the foregoing (all of the foregoing being collectively referred to herein as the “Collateral”).

(e)          Subject to the following sentence, the Cash Collateral Account and all other Collateral shall be under the sole dominion and control of the Collateral Agent, and neither Pledgor nor any person or entity claiming by, through or under the Pledgor shall have any right, title or interest in, any control over the use of, or any right to withdraw from, the Cash Collateral Account or any other Collateral, except as provided in Section 3 hereof.  The Collateral Agent shall hold and release the Collateral in accordance with the terms and conditions of this Agreement.

2.               Obligations Secured.

The security interest and lien in the Collateral granted to the Collateral Agent (for the benefit of the Holders) pursuant to this Agreement shall secure the prompt performance, observance and payment in full when due of any and all obligations, liabilities and indebtedness owing by Pledgor to Holders under the Note, this Agreement and the other Investment Documents, including, without limitation, Pledgor’s obligation to make regularly scheduled payments of interest (and, upon maturity or acceleration of the Note, principal and interest), charges, fees, costs and expenses, whether now existing or hereafter arising, including interest accruing after the commencement of any case with respect to Pledgor under the United States Bankruptcy Code or any similar statute (whether allowable or allowed as a claim in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Holders (all of the foregoing being collectively referred to herein as the “Obligations”).

3.               Disposition of Collateral.

(a)          In the event a written certification is delivered by Pledgor to the Collateral Agent to the effect that a mandatory prepayment of the Note is required pursuant to Section 3 of the Note (a “Pledgor Prepayment Disbursement Request”), together with a certification by Pledgor that it contemporaneously delivered a copy of such Pledgor Prepayment Disbursement Request to the Holders (care of WMF) in accordance with Section 10 hereof, the

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Collateral Agent shall liquidate all Investments and pay to Holders all amounts then contained in the Cash Collateral Account.  Upon receipt of a Pledgor Prepayment Disbursement Request, the Collateral Agent shall instruct the Bank to make such payment, on the date specified in such Pledgor Prepayment Disbursement Request (but not earlier than the Business Day following receipt of such request by the Collateral Agent), to the Holders by wire transfer of immediately available funds, for application to the principal of, and premium, if any, and accrued interest on, the Note and all other Obligations in such order and to such account(s) as the Holders may decide.

(b)         Any Holder may deliver to the Collateral Agent a written notice which notifies the Collateral Agent of the acceleration of the principal and interest under the Note in question (an “Initial Acceleration Notice”), which notice shall specify that an Event of Default has occurred and is continuing, that the Note of such Holder has been accelerated and the aggregate amount then due and owing under the Note and the other Obligations held by such Holder, together with a certification by such Holder that it contemporaneously delivered a copy of such Initial Acceleration Notice to the Pledgor and to all of the other Holders, if any.  Within 5 Business Days following the date on which such Initial Acceleration Notice is delived to the Collateral Agent,  each other Holder may deliver to the Collateral Agent and to Pledgor written notice (the “Other Acceleration Notices” and, together with the Initial Acceleration Notice, each, an “Acceleration Notice” and, collectively, the “Acceleration Notices”) specifying that an Event of Default has occurred and is continuing, that the Note of such Holder has been accelerated and the aggregate amount then due and owing with respect to the Note and other Obligations held by  such Holder.  Promptly after receipt of any Acceleration Notice from any Holder, the Collateral Agent shall  liquidate the requisite amount of Investments and pay from the Collateral to the Holder the amounts set forth in such Acceleration Notice.  Upon receipt of any such funds, each Holder shall be entitled to apply such funds to the Obligations in such order as such Holder may elect in its discretion.

(c)          Upon receipt by the Collateral Agent of a joint notice (the “Transaction Release Notice”) from the Pledgor and the Holders to the effect that the Release Conditions (as defined in Section 19 below) have been satisfied, which notice shall state the amount to be released from the Cash Collateral Account, the Collateral Agent shall liquidate the requisite amount of Investments and release the amount specified in such notice from the Cash Collateral Account to the Pledgor.  If agreed by the Pledgor and the Holders, more than one Transaction Release Notice may be given, in which case the Collateral Agent shall liquidate the requisite amount of Investments and release upon receipt of any such notice so much of the funds in the Cash Collateral Account as shall be specified in each such notice.

(d)         Upon the indefeasible payment in full in cash of all principal, interest and other Obligations, if any, due and owing under the Note and the other Investment Documents, Pledgor shall be entitled to release of the Collateral.  In such case, Pledgor may provide written notice (the “Release Request Notice”) to the Collateral Agent, together with a certification by Pledgor that a copy of the Release Request Notice has been delivered to each Holder requesting that all remaining Collateral be released and stating the basis for such release.  If the Release Request Notice is received by the Collateral Agent while all principal, interest and other Obligations, if any, due and owing under the Note and the other Investment Documents

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have not been indefeasibly paid in full in cash, then any Holder may provide the Collateral Agent with a written notice to that effect (the “Counter Release Request Notice”), instructing the Collateral Agent not to release the Collateral.  If at any time following the sending of a Counter Release Request Notice by any Holder, such Person shall have received indefeasible payment in full in cash under such Person’s Note and all other Obligations owing to such Person have been paid and performed in full, such Person shall promptly rescind in writing the Counter Release Request Notice which it previously sent to the Collateral Agent.  In the event that a Counter Release Request Notice shall have been received by the Collateral Agent as set forth above, within 2 Business Days following the receipt by the Collateral Agent of the Release Request Notice and shall not thereafter be rescinded by all Holders, then the Collateral Agent shall not pay from the Collateral the amounts requested by Pledgor to be released to it in the Release Request Notice, but instead shall hold the Collateral specified in the Counter Release Request Notices until it receives a Final Determination (as defined in Section 6(e) below) of the rights of the applicable parties with respect to such Collateral directing payment of such Collateral.  Upon receipt of a Final Determination with respect to any portion of the Collateral, the Collateral Agent shall pay such Collateral in accordance with such Final Determination.  If the Collateral Agent does not receive a Counter Release Request Notice within 2 Business Days following the receipt by the Collateral Agent of the Release Request Notice, the Collateral Agent shall promptly pay from the Collateral to Pledgor the amount of such Collateral set forth on the Release Request Notice in the manner specified in such notice.

4.               Representations, Warranties and Covenants.

Pledgor hereby represents, warrants and covenants with and to the Collateral Agent and Holders that (all of such representations, warranties and covenants being continuing in nature so long as any of the Obligations are outstanding):

(a)          The Collateral is directly, legally and beneficially owned by Pledgor free and clear of all claims, liens, pledges and encumbrances of any kind, nature or description except for the pledge and security interest in favor of the Collateral Agent (for the benefit of the Holders).

(b)         Except as set forth herein or pursuant to the terms of the Purchase Agreement, the Collateral is not subject to any restrictions relative to the transfer thereof, and Pledgor has the right to pledge, transfer and deliver and grant a security interest in and right of setoff against the Collateral free and clear of any liens, encumbrances or restrictions.  The Collateral is not subject to set off, counterclaim, defense, allowance or adjustment or to dispute, objection or complaint and the Bank has waived all rights in this regard.

(c)          The Collateral is duly and validly pledged to the Collateral Agent for the benefit of the Holders and no consent or approval of any governmental or regulatory authority, nor any consent or approval of any other third party, was or is necessary to the validity and enforceability of this Agreement.  Upon making of the Deposit into the Cash Collateral Account, the Collateral Agent (for the benefit of the Holders) has a perfected security interest in the Collateral, prior in right to all other interests therein of third parties.

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(d)         Pledgor authorizes the Collateral Agent and Holders to perform any and all other acts which the Collateral Agent and Holders in good faith deem reasonable and/or necessary for the protection and preservation of the Collateral or its value or the Collateral Agent’s security interest therein (for the benefit of the Holders) or its first priority and to pay any charges or expenses which the Collateral Agent or Holders deem necessary for the foregoing purpose, but without any obligation to do so.

(e)          Pledgor shall not create, incur, assume or suffer to exist any security interest, pledge, lien, charge or other encumbrance or claim of any nature whatsoever on or with respect to any of the Collateral, except for the pledge and security interest of the Collateral Agent (for the benefit of the Holders), and Pledgor shall not, assign, transfer, or otherwise dispose of any of the Collateral.

(f)            Pledgor shall pay all charges, assessments, costs and expenses of any nature relating to the Collateral.

(g)         Pledgor shall promptly reimburse the Collateral Agent and the  Holders on demand, together with interest at the rate then applicable to the Obligations set forth in the Note, for any charges, assessments or expenses paid or incurred by them in their respective discretion for the protection, preservation and maintenance of the Collateral and the enforcement of the Collateral Agent’s or Holders’ rights hereunder, including, without limitation, attorneys’ fees and legal expenses incurred by the Collateral Agent or any Holder in seeking to protect, collect or enforce its rights in the Collateral or otherwise hereunder.

(h)         Pledgor waives: (i) all rights to require the Collateral Agent or Holders to proceed against any other Person or collateral or to exercise any remedy, (ii) the defense of the statute of limitations in any action upon any of the Obligations, (iii) any right of subrogation or interest in the Obligations or the Collateral until payment in full of the Obligations and (iv) any rights to notice of any kind or nature whatsoever, unless specifically required in this Agreement or non-waivable under any applicable law.  Pledgor agrees that the Collateral, other collateral, or any other guarantor or endorser may be released, substituted or added with respect to the Obligations, in whole or in part, without releasing or otherwise affecting the liability of the Pledgor, the pledge and security interests granted hereunder, or this Agreement.

(i)             The Collateral Agent is entitled to all of the benefits of a secured party set forth in Section 9-207 of the New York Uniform Commercial Code (the “UCC”).

(j)             Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent, on behalf of the Holders, in addition to all its other rights, powers and remedies under this Agreement and applicable law, shall have, and may exercise, any and all of the rights, powers and remedies of a secured party under the UCC.  Unless the Collateral threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Collateral Agent will send or otherwise make available to the Pledgor 10 days’ notice of the time and place of any public sale or of the time on or after which any private sale of any Collateral is to be made.

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5.               Rights and Remedies; Intercreditor Agreement.

(a)          All of the the Collateral Agent’s and Holders’ rights and remedies, including those arising under this Agreement and the Note, applicable law or otherwise, shall be: (i) cumulative and not exclusive, (ii) enforceable, successively or concurrently as the Collateral Agent or Holders may deem expedient, and (iii) subject in their entirety to the terms and conditions of any Intercreditor Agreement.  No failure or delay on the part of the Collateral Agent or the Holders in exercising any of their options, powers or rights or partial or single exercise thereof, shall constitute a waiver of such option, power or right.

(b)         Notwithstanding anything to the contrary contained herein, Pledgor shall be liable for any Obligations that remain after application of the Collateral thereto.

6.               No Liability of Collateral Agent.

(a)          The duties and obligations of the Collateral Agent shall be determined solely by the express provisions of this Agreement, and the Collateral Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement.  Without limiting the foregoing, the Collateral Agent shall not be liable for any disbursement or release, strictly in accordance with this Agreement, of all, or any portion, of the Collateral or any action taken in accordance with written instructions from the Holders..  Furthermore, the Collateral Agent shall not be liable for any investment losses incurred with respect to the Collateral or the Cash Collateral Account and shall have no duty to achieve any particular level of return on the Cash Collateral Account. The Collateral Agent shall not be responsible in any manner whatsoever for any failure or inability of Pledgor or any Holder to perform or comply with any of the provisions of this Agreement, the Note, the Purchase Agreement, the other Investment Documents or any other agreement, instrument or document.

(b)         In the performance of its duties hereunder, the Collateral Agent shall be entitled to rely upon any document, instrument or signature reasonably believed by it to be genuine and to be signed by Pledgor or any Holder.  The Collateral Agent may assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.  Notwithstanding any provision in this Agreement to the contrary, the Collateral Agent shall not be charged with knowledge of, and shall not be required to take any action pursuant to the terms of this Agreement with respect to, any “holders” of the Note other than WMF unless such holder or holders shall have been identified in a written notice received by the Collateral Agent from Pledgor or WMF or another Holder or former Holder of a Note previously identified to the Collateral Agent in writing by either a Holder or the Pledgor.Unless otherwise notified in writing by WMF, the Collateral Agent shall be entitled to assume that WMF is the sole Holder.

(c)          The Collateral Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless in writing and signed by it, Pledgor and the Required Holders and/or their respective successors and assigns (or, to the extent Section 11.04(c) of the Purchase Agreement so requires, the signature of each Holder).

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(d)         The Collateral Agent shall not be liable for any error of judgment, or otherwise for any action taken or omitted to be taken hereunder, except in the case of its gross negligence or willful misconduct determined by a final nonappealable judgment of a court of appropriate jurisdiction.  The Collateral Agent shall be entitled to consult with counsel of its choosing, subject to the preceding sentence, and shall not be liable for any action taken or omitted by it in good faith in accordance with the advice of such counsel.

(e)          In the event that the Collateral Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions from any party hereto with respect to any or all of the Collateral or income thereon which, in its reasonable opinion, are in conflict with any of the provisions of this Agreement or any instructions received from one of the other parties to this Agreement, the Collateral Agent shall be entitled to (i) refrain from taking any action other than to keep the Collateral or income thereon in question until such time as there has been a Final Determination of the rights of the applicable parties with respect to such Collateral or income thereon or (ii) deposit at any time the Collateral into any court with competent jurisdiction and to commence an action in the nature of interpleader to adjudicate the parties’ rights thereto and thereafter shall have no further obligations or liabilities to anyone under this Agreement.  For purposes of Section 3(d) hereof and this subparagraph 6(e), there shall be deemed to have been a “Final Determination” of the rights of the applicable parties with respect to such Collateral in question or income thereon at such time as any of the applicable parties shall file with the Collateral Agent (i) an official certified copy of a court order, together with an opinion of counsel of the party filing the foregoing, in form and substance reasonably acceptable to the Collateral Agent and its counsel, stating that the court order is a final determination of the rights of the parties hereto with respect to the Collateral in question, that the time to appeal from such court order has expired, and that such court order is binding upon the applicable parties, or (ii) a fully executed agreement or consent by and among Pledgor, WMF and any other Holders of the Note.

(f)            The Collateral Agent (or any successor to it as Collateral Agent hereafter appointed with the prior written consent of the Pledgor and WMF) may at any time resign and be discharged of the duties imposed hereunder by giving no less than 15 days prior written notice of its intention to do so to each of the parties hereto, such resignation to take effect upon a successor Collateral Agent’s acceptance of appointment by the Pledgor and WMF.  Upon any such resignation, WMF and the Pledgor shall cooperate in good faith to appoint a successor Collateral Agent as promptly as reasonably practicable, but in no event later than 15 days after receipt of notice of resignation.

7.               Expenses and Indemnification of Collateral Agent.

Pledgor shall reimburse and indemnify the Collateral Agent for, and hold it harmless against, any and all losses, liabilities, costs or reasonable expenses in connection herewith (including reasonable fees, disbursements and other charges of counsel incurred by the Collateral Agent in any dispute, controversy, action or legal proceeding between it and one of the other parties hereto, or between it and a third party), incurred by the Collateral Agent arising out of or in connection with its acceptance of, or the performance of its duties and obligations under this Agreement (except those arising out of or in connection with Collateral Agent’s gross

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negligence or willful misconduct) as well as the costs and reasonable expenses of defending against any claim or liability arising out of or relating to this Agreement.

8.               Payment of Taxes.

Pledgor shall be responsible for all income taxes on any interest that may accrue in respect of the Collateral.  Pledgor will provide the Collateral Agent all information, and will execute and deliver all IRS forms, sufficient to enable Collateral Agent to comply with its tax reporting obligations, reporting interest on the Collateral as interest of Pledgor for Federal income tax purposes.

9.               Termination.

This Agreement and the obligations of the Collateral Agent hereunder shall terminate upon the release and delivery by the Collateral Agent of all Collateral in accordance with the provisions of Section 3 hereof.

10.         Notice.

All notices, requests and other communications to be given or otherwise made hereunder shall be deemed to be sufficient if contained in a written instrument duly transmitted by telecopy or telex or duly sent by overnight courier service or first class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or at such other address as may hereafter be designated in writing by the addressee to the addressor listing all parties:

(a)	if to Pledgor, addressed to it at:

Security Capital Corporation
Three Pickwick Plaza
Greenwich, CT 06830
Telecopier: (203) 625-0423
Attention:	Brian D. Fitzgerald
William R. Schlueter
Diane M. LaPointe

with a copy to (which shall not constitute notice to Pledgor):

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
Telecopier: (212) 309-6273
Attention:	Christopher T. Jensen, Esq.
Stephanie M. Gulkin, Esq.

(b)	if to WMF:

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J. H. Whitney Mezzanine Fund, L.P.
177 Broad Street
Stamford, Connecticut 06901
Telecopier: (203) 975-1422
Attention:	Mr. Kevin Smith
Mr. Michael C. Salvator

with a copy to (which shall not constitute notice to WMF):

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166-0193
Telecopier:	(212) 351-5276
Attention:	Joerg Esdorn, Esq.

(c)	if to the Collateral Agent:

60 Livingston Avenue
St. Paul, MN 55107-2292
Phone (651) 495-3913
Fax (651) 495-8097
Internal mail EP-MN-WS3C

or to such other address or addresses as shall have been furnished in writing to the other parties hereto.  Any notices sent hereunder to one party shall be copied and sent to the other parties hereto by the sending party.

11.         Further Assurances.

Pledgor agrees at any time, and from time to time, upon the Collateral Agent’s or any Holder’s request, to execute and deliver to the Collateral Agent or the Holders such further documents and to do such further acts and things as the Collateral Agent may reasonably request in order fully to effect the purposes of this Agreement and the Collateral Agent’s rights (for the benefit of the Holders) in the Collateral.

12.         Governing Law.

This agreement shall be governed by, construed in accordance with, and enforced under, the law of the State of New York applicable to agreements or instruments entered into and performed entirely within such State.  The parties hereby agree and acknowledge that New York shall be the “bank’s jurisdiction” and “securities intermediary’s jurisdiction” for purposes of the Uniform Commercial Code.

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13.         Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto, including, without limitation, any transfers of the Note or any part thereof.  All references to Pledgor and Holders, or to any other Person herein, shall include their respective successors and assigns.

14.         Entire Agreement; Amendments.

This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof.  The obligations of the parties hereto shall be deemed to be performed and shall not be deemed executory in nature.  This Agreement may be amended only in the manner provided in Section 11.04 of the Purchase Agreement.  The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

15.         Severability.

If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

16.         Waivers.

No waiver by any party of any breach of any term contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or a waiver of any breach of any other term contained in this Agreement.

17.         Paragraph Headings.

The paragraph headings contained in this Agreement are for convenience of reference only and shall not limit or define the text thereof.

18.         Counterparts.

Facsimile transmissions of any executed original document and/or retransmission of any executed facsimile transmission shall be deemed to be the same as the delivery of an executed original.  At the request of any party hereto, the other parties hereto shall confirm facsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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19.         Initial Release Conditions.

The initial release of the Collateral pursuant to Section 3(c) shall be conditioned upon satisfaction of the following conditions precedent (the “Release Conditions”), unless otherwise agreed by each Holder:

(a)          the Transaction shall have been consummated or shall be consummated contemporaneously with the release of funds from the Cash Collateral Account on term and conditions acceptable to the Holders in their sole discretion;

(b)         no Default or Event of Default shall then have occurred and be continuing;

(c)          the representations and warranties of each Credit Party contained in the Investment Documents (including Article 5 of the Purchase Agreement) or in any certificate delivered in connection therewith shall be true and correct at and as of the initial Release Date as if made at and as of such date in all material respects,(except to the extent such representation, warranty or certification by its terms is already subject to a materiality limit or qualifier in whatever form, in which case the last four words preceding this parenthetical shall not apply) and the Holders shall have received a certificate to the foregoing effect, dated the initial Release Date, and executed by the chief executive officer of the Company;

(d)         each Credit Party shall have performed and complied with all of its agreements and conditions set forth or contemplated in the Investment Documents, and the Holders shall have received a certificate to the foregoing effect, dated the initial Release Date, and executed by the chief executive officer of the Company;

(e)          the Holders shall have received a certificate from each Subsidiary Guarantor, dated the date upon which such Subsidiary Guarantor delivers its Guaranty pursuant to clause (p) below and signed by the Secretary or an Assistant Secretary of such Subsidiary Guarantor, certifying (a) that the attached copies of the Certificate of Incorporation and By-laws (or similar organizational documents) and resolutions of the Board of Directors of such Subsidiary Guarantor approving the Investment Documents to which such Subsidiary Guarantor is a party and the transactions contemplated thereby are all true, complete and correct and remain unamended and in full force and effect, and (b) the incumbency and specimen signature of each officer of such Subsidiary Guarantor executing any Investment Document to which such Subsidiary Guarantoris a party or any other document delivered in connection therewith on behalf of such Subsidiary Guarantor;

(f)            the consummation of the transactions contemplated by the Investment Documents (including the Transaction) (i) shall not be prohibited by any Requirement of Law and (ii) shall not subject the Holders to any penalty or other onerous condition under or pursuant to any Requirement of Law;

(g)         together with the delivery by a Subsidiary Guarantor of its Guaranty pursuant to clause (p) below, the Holders shall have received an opinion of outside counsel to such Subsidiary Guarantor, dated as of the date of such Guaranty, relating to such Guaranty, in form and substance reasonably acceptable to the WMF;

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(h)         all agreements, schedules, exhibits, certificates, financial information, filings and other documents required to be delivered hereunder shall have been in form and substance acceptable to Gibson, Dunn & Crutcher LLP, counsel to the Holders, in its reasonable judgment (including, the opinion of counsel referred to in Section 19(g) hereof);

(i)             all material consents, exemptions, authorizations, or other actions by, or notices to, or filings with, all Governmental Authorities and other Persons in respect of all material Requirements of Law and with respect to those material Contractual Obligations of the Group Members necessary, desirable, or required in connection with the Transaction or the execution, delivery or performance (including (i) the payment of interest on the Note, (ii) the making of distributions to the Company in amounts necessary to pay interest on the Note as and when due, and (iii) the making of the Guaranties) by the Credit Parties or enforcement against the Credit Parties of the Investment Documents to which they are party shall have been obtained and be in full force and effect, and the Holders shall have been furnished with appropriate evidence thereof, and all waiting periods shall have lapsed without extension or the imposition of any conditions or restrictions;

(j)             each Subsidiary Guarantor shall have delivered to the Holders as of the date upon which such Subsidiary Guarantor delivers its Guaranty pursuant to clause (p) below, good standing certificates of such Subsidiary Guarantor for its jurisdiction of organization and all other jurisdictions in which it is qualified to do business.

(k)          no action, suit or proceeding before any court or any Governmental Authority shall have been commenced or, to the knowledge of the Company, been threatened, no investigation by any Governmental Authority shall have been commenced and, to the knowledge of the Company, no action, suit or proceeding by any Governmental Authority shall have been threatened against the Holders or any Group Member (i) seeking to restrain, prevent or change the transactions contemplated by the Investment Documents (including the Transaction) or questioning the validity or legality of any of such transactions, or (ii) which would, if resolved adversely to such Holders or the Company result in a Material Adverse Effect;

(l)             no action, suit or proceeding before any court or any Governmental Authority shall have been commenced or, to the knowledge of the Company, been threatened, against the Holders or any Group Member that constitutes (or, if commenced, would constitute) an Event of Default under Section 6(a)(xi) of the Note;

(m)       the Senior Loan Documents shall have been amended in a manner satisfactory to Holders in their discretion; without limitation of the foregoing, the Senior Loan Documents, pursuant to amendments executed on or prior to the first Release Date, shall permit (i) the payment of dividends by Group Members to the Company in amounts sufficient to pay the interest on the Note as and when due, except under circumstances where the relevant Intercreditor Agreement would permit such payment to be “blocked” by the Senior Creditors and (ii) the making of the Guaranties by all Group Members on or prior to the first Release Date;

(n)         Holders shall have received a certificate of the Secretary of the Company attaching true and complete copies of each of the amendments to the Senior Loan

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Documents and certifying that (i) such amendments have been executed and, if applicable, filed in substantially the form approved by the relevant Person’s board of directors or similar body, (ii) the Senior Loan Documents have not been amended (except as provided herein and in such certificate) and are in full force and effect, and (iii) neither the Company nor any other Group Member is in default in the performance or compliance with any of the terms or provisions of the Senior Loan Documents;

(o)         the Holders shall have received a certificate from the chief executive officer of the Company stating that the Company and the Group Members taken as a whole and each Guarantor individually is Solvent after giving effect to the Transaction and the other transactions contemplated by the Investment Documents and the Senior Loan Documents to occur on the initial Release Date;

(p)         the Holders shall have received Guarantees executed and delivered by each Group Member other than the Company;

(q)         the Holders shall have received (or been given the right to review) true, complete and correct copies of such agreements, schedules, exhibits, certificates, documents, financial information and filings as it may reasonably request in connection with or relating to the transactions contemplated by the Investment Documents (including the Transaction and including any documents disclosed on any of the schedules to the Purchase Agreement not delivered to the Holders before the date hereof and any Material Contracts), all of which shall be in form and substance reasonably satisfactory to the Holders;

(r)            the Holders shall not have become aware of any information not previously actually known to them that they reasonably believe to be inconsistent in a material and adverse manner with their actual understanding on the date hereof of the business, assets, liabilities, operations, condition (financial or otherwise) or prospects of the Group;

(s)          the Holders shall have received a certificate from the chief executive officer of the Company certifying that no Person other than the Group Members owns any Capital Stock of any Group Member or any right or option to acquire the same, except for shares of Capital Stock of Primrose and options to acquire the same held by third parties as set forth on Schedule 5.17 of the Purchase Agreement;

(t)            the Company shall have delivered to the Holders evidence that, on a pro forma basis after giving effect to the Transaction the aggregate amount of the consolidated Indebtedness of the Group is no greater than $80,000,000;

(u)         Gibson, Dunn & Crutcher LLP, counsel to the Holders, shall have been satisfied that all the Subsidiary Guarantors that are not wholly owned, directly or indirectly, by the Company have the power to issue their respective Guaranties;

(v)         since the Closing Date, there shall not have occurred any event or circumstance that would reasonably be expected to result in a Material Adverse Effect; and

(w)       the Holders shall have received a certificate from the chief executive

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officer of the Company certifying as to the satisfaction of the foregoing conditions and such other matters as the Holders shall reasonably request.

20.         Subsequent Release Conditions.

Any release of the Collateral on a Release Date subsequent to the initial Release Date shall be subject to the fulfillment of conditions reasonably imposed by the Holders in connection with the initial approval of the Transaction, but no other conditions.

21.         Other Investments.

Notwithstanding anything herein or in any of the other Investment Documents to the contrary, the Pledgor may at any time request that the Collateral Agent and/or the Bank be replaced and the Collateral be moved to an account maintained by a replacement Bank.  Upon receipt by WMF of such a request from the Company, WMF shall cooperate with the Pledgor to replace the Collateral Agent and/or the Bank, as applicable, with a replacement Collateral Agent and/or Bank, as applicable, reasonably acceptable to both WMF and the Pledgor, Merrill Lynch and all affiliates thereof being hereby pre-approved for such purposes.  Upon the selection by the Pledgor and WMF of a replacement Collateral Agent and/or Bank, as applicable, and receipt of the joint instructions of the Company and WMF to do so, the Collateral Agent shall promptly deliver the Collateral to such replacement Collateral Agent and/or Bank, as applicable, and take such further steps as are reasonably requested by the Pledgor or WMF to effectuate the foregoing and the termination of the Collateral Account and this Agreement at no cost to the Pledgor or WMF, except as provided below.  WMF agrees to work with the Pledgor in good faith to agree on investment parameters with regard to the Collateral, whether it be in the Collateral Account maintained at the Bank or any replacement thereof.  Notwithstanding the foregoing, if Investments other than the Initial Investment are agreed upon, or the Collateral Agent is removed or the Deposit is transferred to another financial institution, prior to the date that is 30 days after the date hereof, the Pledgor shall pay to the Collateral Agent a fee in the amount of $1,000 as a condition to such change in Investments, removal or transfer.  The Pledgor shall reimburse the Holders and the Collateral Agent for all reasonable costs and expenses (including the reasonable fees and expenses of legal counsel) associated with any such removal, transfer or other transaction.  In any of the foregoing cases, the Pledgor shall execute and/or deliver to the Holder and the Collateral Agent such legal opinions and other documents as Holder may reasonably request, the receipt and reasonable acceptability of which shall be a condition to any such removal, transfer or other transaction.

22.         Certain Agreements by the Bank.

The Bank hereby represents to and agrees with WMF as follows:

(a)          The Cash Collateral Account constitutes a “deposit account,” and the Bank is acting with respect to the Cash Collateral Account as a “bank,” in each case within the meaning of Section 9-102 the UCC.

(b)         The Cash Collateral Account is not evidenced by a negotiable

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instrument or any other writing that evidences a right to the payment of a monetary obligation and is of a type that in the ordinary course of business is transferred by delivery with any necessary endorsement or assignment.

(c)          Bank (i) waives, releases and agrees not to assert, exercise or claim any Lien against the Cash Collateral Account or the funds contained therein or any other Collateral from time to time (including setoff rights or rights to charge the Cash Collateral Account), and (ii) shall neither advance credit against the Cash Collateral Account nor hypothecate any funds carried in the Cash Collateral Account or any other Collateral.

(d)         Bank shall provide to WMF and Pledgor monthly, a statement showing the balance of the Cash Collateral Account, in each case in reasonable detail and in form acceptable to WMF and Pledgor.

(e)          Bank does not know of any claim to, or interest in, the Cash Collateral Account or any other Collateral, and shall promptly notify Holders if any other party asserts any Lien upon any of the Collateral, and Bank shall not enter into any agreement with any other party relating to the Collateral or agree to accept instructions from any other party.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first above written.

SECURITY CAPITAL CORPORATION

By:	/s/ BRIAN D. FITZGERALD
	Name:	Brian D. Fitzgerald
	Title:	President and Chief Executive Officer

J. H. WHITNEY MEZZANINE FUND, L.P.

By:	Whitney GP, L.L.C.,
Its General Partner

By:	/s/ DANIEL J. O’BRIEN
	Name:	Daniel J. O’Brien
A Managing Member

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent hereunder

By:	/s/ FRANK P. LESLIE III
	Name:	Frank P. Leslie III
	Title:	Vice President

[SIGNATURE PAGE TO CASH COLLATERAL PLEDGE AGREEMENT]

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Exhibit B to Securities Purchase Agreement

[FORM OF]

GUARANTY

GUARANTY (this “Guaranty”), dated as of [               ], 200[     ], is made byeach of the entities executing this Guaranty as “Subsidiaries” (each Subsidiary being a “Guarantor”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Securities Purchase Agreement (the “Purchase Agreement”) by and between J. H. Whitney Mezzanine Fund, L.P. (“WMF”), a Delaware limited partnership, and Security Capital Corporation (the “Company”), a Delaware corporation and the ultimate parent of each Guarantor, WMF will purchase from the Company a  senior subordinated promissory note (“Note”) in the principal amount of $30,000,000.

WHEREAS, in order to induce WMF to purchase the Note, the Company has agreed to cause each Guarantor to execute and deliver this Guaranty pursuant to which such Guarantor will guaranty, among other things, payment of all of the Obligations, as hereinafter defined; and

WHEREAS, it is of material benefit to each Guarantor that WMF purchase the Note.

Accordingly, each Guarantor agrees for the benefit of WMF and each other holder from time to time of all or any part of the Note (collectively, the “Holders”) as follows:

1.                                      Certain Terms.

(a)                                  Capitalized terms used herein without definition have the respective meanings set forth in the Purchase Agreement and the Note.

(b)                                 “Obligations” means all any and all present and future obligations and liabilities of the Company of every type and description to the Holders, or any of their successors or assigns, or any Person entitled to indemnification under the Purchase Agreement or any other Investment Document, whether for principal, interest, premium or other reimbursement obligations, fees, expenses, indemnities or other amounts (including attorneys’ fees and expenses), in each case whether due or not due, direct or indirect, joint and/or several, absolute or contingent, voluntary or involuntary, liquidated or unliquidated, determined or undetermined, now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, whether or not arising after the commencement of a proceeding under the Bankruptcy Code (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding, and whether or not recovery of any such obligation or liability may be barred by a statute of limitations or such obligation or liability may otherwise be unenforceable.  All Obligations shall be conclusively presumed to have been created in reliance on this Guaranty.

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2.                                      Guaranty.  Each Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably guaranties to the Holders the full and punctual payment when due of all Obligations, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, and such guaranty is not conditional or contingent upon pursuit by any Holder of any prior action or proceeding for collection, or for any other remedies any Holder may have, against the Company or any other Person.

3.                                      Expenses.  Each Guarantor shall pay to the Holders any and all costs and expenses, (including attorneys’ fees and expenses), that the Holders may incur in connection with (a) the collection of all sums guarantied hereunder or (b) the exercise or enforcement of any of the rights, powers or remedies of the Holders under this Guaranty or applicable law.  All such amounts and all other amounts payable hereunder shall be payable on demand, together with interest at a rate equal to the lesser of (i) the then applicable Interest Rate (plus, during the continuance of an Event of Default, an additional 2% per annum), or (ii) the maximum rate allowed by applicable law, from and including the due date to and excluding the date of payment.

4.                                      Consent.  Each Guarantor hereby consents and agrees that the whole or any part of the security now or hereafter held for any Obligation, if any, may be exchanged, compromised, released or surrendered from time to time; that the time or place of payment of any Obligation or of any security therefor may be exchanged or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; that any of the provisions of the Note or the other Investment Documents  may be renewed, extended, modified, increased, accelerated, compromised, refinanced or waived; that the Company may be granted indulgences or released from liability; that neither the insolvency, bankruptcy and/or dissolution of the Company or any Guarantor shall affect the obligations hereunder of any Guarantor; that neither the invalidity or unenforceability of any of the Obligations shall affect the obligations hereunder of any Guarantor; that no claim need be asserted against any trustee in bankruptcy or receiver or other representative in the event the Company or any Guarantor is adjudicated bankrupt or becomes insolvent; and that any property to the credit of the Company or any Guarantor or any other party liable for payment of  any of the Obligations or liable upon any security therefor may be released from time to time, in whole or in part, at, before or after the stated, extended or accelerated maturity of such Obligations, all of which (i) may be effected without notice to or further assent by any Guarantor and (ii) shall not affect the obligations of any Guarantor under this Guaranty.

5.                                      Waiver.  Each Guarantor hereby expressly waives:

(a)                                  Notice of acceptance of this Guaranty;

(b)                                 Presentment and demand for payment of any Obligation;

(c)                                  Protest and notice of dishonor or default to such Guarantor or to any other party with respect to any Obligation or any security for any Obligation;

(d)                                 Demand for payment under this Guaranty;

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(e)                                  Notice of disposition of any security for any Obligation;

(f)                                    Any defense by reason of impairment of (i) any security now or hereafter held for any Obligation or (ii) recourse against any party liable for the payment of any Obligation; and

(g)                                 Any other defense or counterclaim whatsoever, other than payment and performance of the Obligations.

6.                                      Guaranty of Payment.  This Guaranty is a guaranty of payment and not of collection. Each Guarantor (a) waives any claim to marshaling of assets; (b) waives any right to require that an action be brought against the Company or any other Person prior to action against such Guarantor hereunder; and (c) waives any right to require that resort be had to any security, as applicable, for the Note or any other Obligations guaranteed hereunder prior to action by any Holder against such Guarantor hereunder.  Each Guarantor shall be released from all liability hereunder only upon payment in full of all the Obligations.

7.                                      Binding Effect.  The obligations of each Guarantor hereunder shall be joint and several obligations of all of the Guarantors.  The provisions of this Guaranty shall be binding upon each Guarantor and its successors and assigns, and shall inure to the benefit of each Holder and its successors and assigns.  Each Holder shall be free to assign its rights, benefits, duties and obligations under the Note, and the benefit of this Guaranty shall automatically pass with any such assignment, without the consent of any other party.  No Guarantor may assign its rights, benefits, duties and obligations under this Guaranty without the prior written consent of each Holder.

8.                                      Right of Set Off.  To the extent that a Guarantor has made payment hereunder to any Holder of all or any portion of principal and interest required to be paid under the Note of such Holder, the full amount of such payment shall be deducted from amounts allocable and payable to such Holder pursuant to such Note.

9.                                      Limitation of Guaranty. Any term or provision of this Guaranty or any other Investment Document to the contrary notwithstanding, the maximum aggregate amount of the Obligations for which each Guarantor shall be liable shall not exceed the maximum amount for which such Guarantor can be liable without rendering this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer.

10.                               Reinstatement.  This Guaranty shall remain in full force and effect and continue to be effective or be reinstated, as the case may be, if at any time payment or performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations or such part thereof, whether as a “voidable preference,” “fraudulent transfer,” or otherwise, all as though such payment or performance had not been made.  In the event that, and to the extent that, any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall, to the fullest extent permitted by law, be reinstated, and shall be deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

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11.                               Subrogation.  After (and not before) all amounts payable under or in respect of the Note and all other Obligations have been indefeasibly paid in cash and performed, the Guarantors shall be subrogated to the rights of the Holders to receive payments in respect of the Note.

12.                               Amendment.  This Guaranty may not be modified or amended except by a writing duly executed by each Guarantor and each Holder.

13.                               Law.  THIS GUARANTY SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS OR INSTRUMENTS ENTERED INTO AND PERFORMED ENTIRELY WITHIN SUCH STATE.

14.                               Severability.  Wherever possible, each provision of this Guaranty shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be invalid under such laws, such provision shall be ineffective only to the extent of such prohibition or invalidity, without affecting the remainder of such provision or the remaining provisions of this Guaranty, which shall be binding and enforceable to the fullest extent allowable by law.

15.                               Waiver.  Waiver by any Holder of a breach of this Guaranty shall not operate as a waiver of any subsequent breach thereof.

16.                               Signatures; Counterparts.  Telefacsimile transmissions of any executed original document and/or retransmission of any executed telefacsimile transmission shall be deemed to be the same as the delivery of an executed original.  At the request of any party hereto, the other parties hereto shall confirm telefacsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties.  This Guaranty may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

17.                               Notices.  All notices, requests and other communications to be given or otherwise made to any party hereto shall be deemed to be sufficient if contained in a written instrument duly transmitted by telecopy or telex or duly sent by overnight courier service or first class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or at such other address as may hereafter be designated in writing by the addressee to the addressor listing all parties:

(a) if to any Guarantor:

Telecopier: ( )
Attention:

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with a copy to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
Telecopier: (212) 309-6273
Attention:	Christopher T. Jensen, Esq.
Stephanie M. Gulkin, Esq.

(c)	if to any Holder:

to it c/o
J. H. Whitney Mezzanine Fund, L.P.
177 Broad Street
Stamford, Connecticut 06901
Telecopier: (203) 975-1422
Attention:	Mr. Kevin Smith
Mr. Michael C. Salvator

with a copy to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166-0193
Telecopier:	(212) 351-5276
Attention:	Joerg Esdorn, Esq.

18.                               Consents and Waivers Relating to Legal Proceedings.

(a)                                  EACH OF THE PARTIES TO THIS GUARANTY, AND THE PURCHASERS BY THEIR ACCEPTANCE OF THIS GUARANTY, HEREBY IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM.  EACH SUCH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 17, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.

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(b)                                 EACH GUARANTOR WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS GUARANTY, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  EACH GUARANTOR (X) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY HOLDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY HOLDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (Y) ACKNOWLEDGES THAT  THE HOLDERS HAVE BEEN INDUCED TO ENTER INTO THE PURCHASE AGREEMENT BY, AMONG OTHER THINGS, THE AGREEMENT BY THE COMPANY TO CAUSE THE GUARANTORS TO PROVIDE THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

19.                               [Supplements to Purchase Agreement Schedules.  The Guarantors have attached hereto supplements to Schedules           to the Purchase Agreement.  Each Guarantor hereby certifies, as of the date first written above, that such supplements are complete and correct in all material respects.

20.                               ]*Representations, Warranties and Covenants.  Each Guarantor hereby makes each representation, warranty and covenant set forth in the Purchase Agreement (as supplemented by the attached supplements to the schedules) but only to the extent the same relates to such Guarantor.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

* To be included only if necessary to make the representations, warranties and covenants set forth in the Purchase Agreement accurate.

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IN WITNESS WHEREOF, the undersigned have executed this Guaranty as of the         day of [          ], 200[    ].

SUBSIDIARIES:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

Accepted:

J.H. WHITNEY MEZZANINE FUND, L.P.

By: Whitney GP, L.L.C.

By:
Name:
A Managing Member

[SIGNATURE PAGE TO GUARANTY]

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EXHIBIT C

Subordinated Note

[See Exhibit 4.1 of Form 8-K]

D-1

Exhibit D to Securities Purchase Agreement

COMPLIANCE CERTIFICATE

SECURITY CAPITAL CORPORATION

Date:[           ]

This certificate is given by SECURITY CAPITAL CORPORATION, a Delaware corporation (the “Company”), pursuant to Section 8.01(c) of that certain Securities Purchase Agreement dated as of January 14, 2004 by and between the Company and J.H. Whitney Mezzanine Fund, L.P. a Delaware limited partnership, as such agreement may have been amended, restated, supplemented or otherwise modified from time to time (the “Agreement”).  Capitalized terms used herein without definition shall have the meanings set forth in the Agreement.

The officer executing this certificate is the Chief Executive Officer or Chief Financial Officer of the Company and as such is duly authorized to execute and deliver this certificate on behalf of the Company.  By executing this certificate such officer hereby certifies that:

(a)                                  the financial statements delivered with this certificate in accordance with Section 8.01(a) and/or 8.01(b) of the Agreement fairly present in all material respects the consolidated or unconsolidated, as applicable, financial condition of each of (a) Primrose and its Subsidiaries, (b) WC Holdings and its Subsidiaries and (c) the Company (in the case of financial statements delivered pursuant to Section 8.01(a)(i)), the consolidated and consolidating financial condition of the Group (in the case of financial statements delivered pursuant to Section 8.01(a)(ii)) or the consolidated and consolidating financial condition of the Company and its Subsidiaries or the Group, as applicable (in the case of financial statements delivered pursuant to Section 8.01(b), as the case may be, as of the dates indicated, and their consolidated, consolidating or unconsolidated, as the case may be, results of operations and cash flows for the entities and periods indicated, in conformity with GAAP, subject (in the case of financial statements delivered pursuant to Section 8.01(a))  to normal year-end adjustments and the absence of footnotes;

(b)                                 he has reviewed the terms of the Agreement and the Note and has made, or caused to be made under his supervision, a review in reasonable detail of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by such financial statements;

(c)                                  such review has not disclosed the existence during or at the end of such accounting period, and he has no knowledge of the existence as of the date hereof, of any condition or event that constitutes a Default or an Event of Default, except as set forth in Exhibit A hereto which includes a description of the nature and period of existence of such Default or Event of Default and what action the Company has taken, is undertaking and proposes to take with respect thereto;

(d)                                 the Company and its Subsidiaries are in compliance with the covenants contained in Articles 8 and 9 of the Agreement, except as set forth or described in Exhibit A;

(e)                                  For the Rolling Period ended on the most recent date covered by the financial statements referred to in clause (a) above:

(i)                                     the Total Leverage Ratio was       to 1.0;

(ii)                                  the Fixed Charge Coverage Ratio was        to 1.0; and

(iii)                               the Interest Coverage Ratio was        to 1.0; and

(f)                                    Exhibit B attached hereto sets forth, in reasonable detail, calculations of the ratios stated in clause (e);

(g)                                 Attached hereto as Exhibit C is the schedule of Outstanding Borrowings required by Section 8.01(a) or (b), as applicable.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its [Chief Executive Officer/Chief Financial Officer] this          day of                   , 200    .

By:
[Chief Executive Officer/Chief Financial Officer]